EXECUTION COPY


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                       STOCK AND ASSET PURCHASE AGREEMENT

                            DATED AS OF JULY 12, 1999

                                     BETWEEN

                   ST. PAUL FIRE AND MARINE INSURANCE COMPANY

               METROPOLITAN PROPERTY & CASUALTY INSURANCE COMPANY




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                                TABLE OF CONTENTS

                                                                           Page

1.  DEFINITIONS..............................................................2

2.  PURCHASE AND SALE OF SHARES AND ASSETS...................................9
    (a) Basic Transaction....................................................9
    (b) Closing.............................................................10
    (c) Deliveries at the Closing...........................................11
    (d) Post-Closing Adjustment.............................................11

3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES...................13
    (a) Representations and Warranties of Seller............................13
    (b) Representations and Warranties of Buyer.............................15
    (c) Memorandum, Disclaimer of Projections...............................17

4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE SPPI AFFILIATES...........18
    (a) Organization, Qualification, Corporate Power and Authorization......19
    (b) Noncontravention....................................................19
    (c) Assets..............................................................21
    (d) Capitalization; Subsidiaries........................................22
    (e) Financial Information and Statutory Reports.........................22
    (f) Events Subsequent to March 31, 1999.................................23
    (g) Legal Compliance....................................................25
    (h) Tax Matters.........................................................25
    (i) Certain Employee Matters............................................26
    (j) Licenses and Permits................................................27
    (k) Contracts...........................................................28
    (l) Owned Real Property.................................................29
    (m) Actions and Proceedings.............................................29
    (n) Intellectual Property...............................................30
    (o) Reinsurance and Coinsurance.........................................31
    (p) Agents and Brokers..................................................31
    (q) Actuarial Reports...................................................32
    (r) IRIS Ratios.........................................................32
    (s) Pools and Facility Arrangements; Service Agreements.................32
    (t) Bank Accounts.......................................................32
    (u) Environmental Matters...............................................32
    (v) Insurance Business..................................................34
    (w) Employee Relations..................................................34
    (x) Insurance...........................................................34
    (y) Books and Records...................................................35


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5.  PRE-CLOSING COVENANTS...................................................35
    (a) General.............................................................35
    (b) Regulatory Approvals................................................35
    (c) Operation of Business...............................................35
    (d) Corporate Examinations and Investigations; Confidentiality..........37
    (e) Notice of Developments..............................................37
    (f) Reinsurance Matters.................................................37
    (g) Other Agreements....................................................37
    (h) Additional Financial Statements.....................................38
    (i) Pre-Closing Maintenance of Insurance................................38
    (j) Preservation of Licenses............................................38
    (k) Intercompany Accounts...............................................38
    (l) Provision of Services to Seller.....................................38
    (m) Year 2000 Matters...................................................38
    (n) Florida Hurricane Catastrophe Fund..................................38
    (o) Hurricane Catastrophe Records.......................................39
    (p) Cooperation.........................................................39

6.  POST-CLOSING COVENANTS..................................................39
    (a) General; Confidentiality............................................39
    (b) Cooperation.........................................................40
    (c) Transition to Buyer Policy Forms....................................40
    (d) Employees and Employee Benefits.....................................41
    (e) Tax Matters.........................................................45
    (f) Use of Names........................................................51
    (g) Transfer of Data....................................................51
    (h) Non-Competition.....................................................52
    (i) Agent Incentive Programs............................................53

7.  CONDITIONS TO OBLIGATION TO CLOSE.......................................54
    (a) Conditions to Obligation of Buyer...................................54
    (b) Conditions to Obligation of Seller..................................56

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT AND INDEMNITY...................57
    (a) Survival of Representations and Warranties..........................57
    (b) Indemnification Provisions for Benefit of Buyer.....................57
    (c) Indemnification Provisions for Benefit of Seller....................58
    (d) Matters Involving Third Parties.....................................59
    (e) Mitigation..........................................................60
    (f) Determination of Adverse Consequences...............................60
    (g) Exclusive Remedy....................................................60

9.  TERMINATION.............................................................61

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                                                                           Page
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    (a)         Termination of Agreement....................................61
    (b)         Effect of Termination.......................................61

10. MISCELLANEOUS...........................................................61
    (a)         Press Releases and Public Announcements.....................61
    (b)         No Third Party Beneficiaries................................62
    (c)         Entire Agreement............................................62
    (d)         Succession and Assignment...................................62
    (e)         Counterparts................................................62
    (f)         Headings....................................................62
    (g)         Notices.....................................................62
    (h)         GOVERNING LAW...............................................64
    (i)         SUBMISSION TO JURISDICTION..................................64
    (j)         Amendments and Waivers......................................64
    (k)         Severability................................................64
    (l)         Expenses....................................................65
    (m)         Incorporation of Exhibits, Annexes and Schedules............65
    (n)         Gender and Number...........................................65

List of Exhibits

Exhibit A-1  -  Form of Seller Reinsurance and Facility Agreement
Exhibit A-2  -  Form of Buyer Reinsurance and Facility Agreements
Exhibit B-1  -  Form of Seller Bill of Sale and Assignment (SPPI Assets)
Exhibit B-2  -  Form of Buyer Bill of Sale and Assignment (Retained Business
                Assets and Non-SPPI Assets)
Exhibit C    -  Form of Assumption of Liabilities agreement (Transferred
                Liabilities)
Exhibit D    -  Form of Commutation Agreement
Exhibit E-1  -  Form of Master Services Agreement
Exhibit E-2  -  Form of Buyer Services Agreement
Exhibit F    -  Form of Reserve Agreement
Exhibit G    -  Specified Employees
Exhibit H    -  Valuation Firms
Exhibit I    -  Forms of agency agreements

Schedule I   -  SPPI Entities

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                       STOCK AND ASSET PURCHASE AGREEMENT

     This STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 12, 1999 (the "Agreement"), is entered into by and between ST. PAUL FIRE AND MARINE INSURANCE COMPANY, a Minnesota insurance corporation ("Seller"), and METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY, a Rhode Island insurance corporation ("Buyer"). Buyer and Seller are referred to herein collectively as the "Parties."

                                   WITNESSETH:

     WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, Seller's SPPI Business (as defined herein), including the assets principally utilized by Seller or its affiliates in connection with the SPPI Business, which assets are identified in ss.1(a) of the Seller Disclosure Schedule;

     WHEREAS, the business engaged in by Economy Fire & Casualty Company, an Illinois stock property-casualty insurance corporation and a direct wholly-owned subsidiary of Seller ("Economy"), and Economy's wholly-owned subsidiaries Economy Preferred Insurance Company, an Illinois insurance corporation ("EPIC"), and Economy Premier Assurance Company, an Illinois insurance corporation ("EPAC" and, together with EPIC, the "Companies") (Economy and the Companies, collectively, the "Economy Companies") is primarily related to personal lines insurance;

     WHEREAS, Seller wishes to sell and Buyer wishes to purchase all of the outstanding shares of common stock (the "Shares") of Economy, pursuant to the terms and subject to the conditions of this Agreement;

     WHEREAS, pursuant to a reinsurance agreement among Economy, EPIC and EPAC, EPIC and EPAC have ceded all of their policy obligations to Economy;

     WHEREAS, Seller wishes to assume and each of the Economy Companies wishes to cede such companies' liabilities under policies other than SPPI Policies (as defined herein) written by such companies pursuant to a reinsurance agreement substantially in the form attached hereto as Exhibit A-1, between Economy and Seller (the "Seller Reinsurance and Facility Agreement") immediately prior to Buyer's acquisition of the Shares;

     WHEREAS, Seller wishes to cede and Buyer wishes to assume certain of the liabilities of Seller and its affiliates, other than the Economy Companies, under SPPI Policies through reinsurance agreements, each substantially in the form attached hereto as Exhibit A-2 (the "Buyer Reinsurance and Facility Agreements"); and

     WHEREAS, Seller wishes to transfer to Buyer, and Buyer wishes to accept, Seller's Business Employees (as defined herein);


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     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and indemnities set forth in this Agreement, the Parties agree as follows:

1.   DEFINITIONS

     "Accrued Bonuses" shall have the meaning set forth in ss.6(d)(v)(E).

     "Adverse Consequences" means all actions, suits, proceedings, claims, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code ss.1504 or any similar group defined under a similar provision of state law.

     "Aggregate Purchase Price" has the meaning set forth in ss.2(a).

     "Allocation Statement" has the meaning set forth in ss.6(e)(xv).

     "Applicable Rate" means LIBOR plus one percent.

     "Arbiter" has the meaning set forth in ss.2(d)(v).

     "Assumption Agreement" means the Assumption of Liabilities agreement between Seller and Buyer, substantially in the form attached hereto as Exhibit C.

     "Bills of Sale" means the bills of sale and assignment (or other appropriate instruments of transfer, including in the case of SPPI IP, instruments of assignment suitable for recording at the U.S. Patent & Trademark Office, the U.S. Copyright Office or equivalent agencies in other relevant jurisdictions where applicable), substantially in the forms attached hereto as Exhibits B-1 and B-2, respectively, assigning and transferring to Buyer the SPPI Assets and assigning and transferring to Seller the Non SPPI Assets (as defined therein).

     "Bonus Eligible Employees" shall have the meaning set forth in ss.6(d)(v)(E).

     "Books and Records" means the originals or copies of all records (including computer generated, recorded or stored records) to the extent relating to the SPPI Business, including customer lists, policy information, insurance contract forms and rating plans, claim records, sales records, underwriting records, financial records, human resources records, including without limitation, employee ratings, and compliance records in the possession or control of any of the


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SPPI Affiliates, including any form of recorded, computer generated or stored information or process, but excluding any such records that are subject to the attorney-client or other legal privileges.

     "Business Day" means a day other than a Saturday, Sunday or a day on which banks in New York, New York, are authorized or obligated by law or executive order to close.

     "Business Employees" has the meaning set forth in ss.6(d)(i).

     "Buyer DC Plan" has the meaning set forth in ss.6(d)(ii).

     "Buyer Y2K Plan" has the meaning set forth in ss.3(b)(viii).

     "Buyer Disclosure Schedule" has the meaning set forth in ss.3(b).

     "Buyer Indemnitee" has the meaning set forth in ss.8(b)(i).

     "Buyer Reinsurance and Facility Agreements" has the meaning set forth in the recitals to this Agreement.

     "Buyer Services Agreement" has the meaning set forth in ss.5(1).

     "Closing" has the meaning set forth in ss.2(b).

     "Closing Balance Sheet" has the meaning set forth in ss.2(d)(ii).

     "Closing Date" has the meaning set forth in ss.2(b).

     "COBRA" has the meaning set forth in ss.6(d)(v)(D).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commutation Agreement" means the Commutation Agreement between Economy and Seller, substantially in the form attached hereto as Exhibit D.

     "Companies" has the meaning set forth in the recitals to this Agreement.

     "Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Confidential Information" means, with respect to any Person, any written, oral or other information relating to it or concerning its business or affairs other than information which (i) is already in the possession of another Person, provided that such information is not known by such


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

Person to be subject to a confidentiality agreement with or other obligation of secrecy to the first Person or another party, or (ii) becomes generally available to the public other than as a result of a breach of a confidentiality obligation, or (iii) becomes available to another Person on a non-confidential basis from a source other than the first Person, provided that such source is not known by such Person to be bound by a confidentiality agreement with or other obligation of secrecy to the first Person or another party, or (iv) was or is independently developed by another Person without use of any material or information provided by the first Person.

     "Economy Companies" has the meaning set forth in the recitals to this Agreement.

     "Economy Returns" has the meaning set forth in ss.4(h).

     "Economy's Balance Sheet" has the meaning set forth in ss.2(d)(ii).

     "Environmental Law" has the meaning set forth in ss.4(u).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control with Seller (immediately prior to the Closing
Date) pursuant to ss.414(b) or (c) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Final Determination" has the meaning set forth in ss.6(e)(vii).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "GAAP Statements" has the meaning set forth in ss.4(e)(i).

     "Government Entity" means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in ss.8(d)(i).

     "Indemnifying Party" has the meaning set forth in ss.8(d)(i).

     "Intellectual Property" has the meaning set forth in ss.4(n)(ii).


                                       -4-

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     "Knowledge" means actual knowledge, or reason to know, with respect to any matters within the scope of a Specified Employee's responsibilities.

     "Laws" has the meaning set forth in ss.3(a)(iii).

     "Leasing Period" has the meaning set forth in ss.6(d)(vi).

     "LIBOR" means the arithmetic mean of the offered rates for deposits in United States dollars for a period of three months which appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on the day that is two London banking days prior to the date of determination of LIBOR (converted into decimals between 0 and 1 if expressed as percentages). "Reuters Screen LIBOR Page" means the page designated as Page "LIBOR" (or such other page as may replace Page "LIBOR" for the purpose of displaying London interbank offered rates of major banks) on the Reuters Monitor Money Rate Service (or such other nationally recognized information service as may be agreed to by the Parties).

     "Licenses" has the meaning set forth in ss.4(j).

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, security interest, conditional sale or title retention arrangement, option or right of first refusal, other than (a) mechanic's or materialmen's liens and other liens arising by operation of law, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other individual liens arising in the Ordinary Course of Business, that do not exceed $100,000.

     "Master Services Agreement" means the Master Services Agreement between Seller and Buyer substantially in the form attached as Exhibit E-1 hereto.

     "Material Adverse Effect" means, with respect to the SPPI Business or any specified Person or Persons, a material adverse effect on the financial condition or business of the SPPI Business or such Person or Persons, as the case may be.

     "New Affiliate" has the meaning set forth in ss.6(h)(iii).

     "Ordinary Course of Business" means, with respect to the SPPI Business or any Person, the ordinary course of business of the SPPI Business or that Person, as the case may be, consistent with past custom and practice.

     "Party" has the meaning set forth in the preface.

     "Pension Plan" has the meaning set forth in ss.4(i).


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

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Government Entity.

     "Personal Lines Agents" has the meaning set forth in ss.6(h)(ii).

     "Plans" has the meaning set forth in ss.4(i).

     "Post-Closing Tax Period" has the meaning set forth in ss.6(e).

     "Reinsurance Agreements" means the Buyer Reinsurance and Facility Agreements and the Seller Reinsurance and Facility Agreement.

     "Reserve Agreement" means the Reserve Agreement between the Parties substantially in the form attached hereto as Exhibit F.

     "Resolution Period" has the meaning set forth in ss.2(d)(iv).

     "Retained Business" means all of the insurance business underwritten by the Economy Companies other than the SPPI Business.

     "Revised Statements" has the meaning set forth in ss.6(e)(xv).

     "SAP" has the meaning set forth in ss.4(e)(iii).

     "Section 338(h)(10) Elections" has the meaning set forth in ss.6(e)(xv).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller DC Plan" has the meaning set forth in ss.6(d)(ii).

     "Seller Disclosure Schedule" has the meaning set forth in ss.3(a).

     "Seller Indemnitee" has the meaning set forth in ss.8(c)(i).

     "Seller Reinsurance and Facility Agreement" has the meaning set forth in the recitals to this Agreement.

     "Seller Retirement Plan" has the meaning set forth in ss.6(d)(iii).

     "Seller Returns" has the meaning set forth in ss.4(h).

     "Seller Y2K Plan" has the meaning set forth in ss.3(a)(vii).


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

     "Shares" has the meaning set forth in the recitals to this Agreement.

     "Specified Employees" means the persons listed on Exhibit G hereto.

     "SPPI Affiliates" means the Economy Companies and the SPPI Entities.

     "SPPI Agents" has the meaning set forth in ss.4(p).

     "SPPI Assets" means:

         (a) all of Seller's direct and indirect rights to and interest in the policies, contracts and binders of SPPI Business issued by the SPPI Entities (the "SPPI Policies"), and all of Seller's direct and indirect rights to and interest in the expirations and renewals on all SPPI Policies, including, without limitation, all rights to complete processing and to bill and/or receive premiums, commissions or other revenues whether as additional, contingent or bonus commissions or otherwise with respect to the SPPI Policies, it being acknowledged by the Parties that Seller's and its Affiliates' agents have ownership rights with respect to their expirations;

         (b) all expiration files and customer account records, one copy of any other paper or electronic file relating to each SPPI Policy, and, to the extent there are any, the underwriting, claims, processing and other manuals, to the extent relating to the SPPI Policies, it being acknowledged by the Parties that Seller's and its Affiliates' agents have ownership rights with respect to their business records;

         (c) copies of all policy forms and rate filings related to such policy forms, and all other regulatory filings relating to the SPPI Policies, in each case since January 1, 1995; and

         (d) all of Seller's and the SPPI Entities' assets principally utilized in connection with the SPPI Business, other than those listed in paragraphs
     (a) through (c) of this definition, as identified in ss.1(a) of the Seller Disclosure Schedule (it being understood that such assets do not include investment assets).

The terms "expiration" and "renewal" as used in this definition refer to the ability of an insurance agent, broker or other producer to cause a policy, upon expiration, to be renewed with the same carrier.

     "SPPI Business" means all of the United States personal lines insurance business of Seller and its subsidiaries, other than: (A) personal lines insurance business underwritten by (i) the Catastrophe Risk Unit of St. Paul's Commercial Lines Group (including business currently written by Geovera Insurance Company and USF&G Specialty Insurance Company), (ii) Victoria Fire & Casualty Co., (iii) Titan Indemnity Company, (iv) Titan Insurance Company, (v) Victoria Insurance Co., (vi) Victoria Automobile Insurance Co. and (vii) Victoria National


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

Insurance Co.; and (B) Kentucky personal lines business reinsured by The Ohio Casualty Company.

     "SPPI Entities" means Seller and all Affiliates of Seller, other than the Economy Companies, carrying out any portion of the SPPI Business, as set forth in Schedule I hereto, but for purposes of ss.ss.4 and 5 hereof only to the extent of and in relation to the SPPI Business.

     "SPPI IP" has the meaning set forth in ss.4(n)(ii).

     "SPPI Policies" has the meaning set forth in the definition of SPPI Assets.

     "SPPI Transferred Employees" has the meaning set forth in ss.5(c).

     "St. Paul" means The St. Paul Companies, Inc., the parent company of
Seller.

     "St. Paul Reinsurance Agreements" has the meaning set forth in ss.4(o).

     "Statutory Statements" has the meaning set forth in ss.4(e)(ii).

     "Tax Asset" means any net operating loss, net capital loss, foreign tax credit or any other Tax credit or Tax attribute which could reduce Taxes.

     "Tax Benefit" has the meaning set forth in ss.6(e)(x).

     "Tax Reserves" has the meaning set forth in ss.6(e)(i).

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Tax" and "Taxes" mean (i) any federal, foreign, state or local income, business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, transfer gains, net worth, franchise, profits, license, withholding, payroll, employment, salaries, interest, production, excise, severance, stamp, occupation, premium, property (real or personal), environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental or taxing authority and (ii) any liability of the relevant person or any subsidiary of the relevant person for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

     "Third Party Claim" has the meaning set forth in ss.8(d)(i).

     "Transaction Documents" means this Agreement, the Master Services Agreement, the Reinsurance Agreements, the Commutation Agreement, the Reserve Agreement, the Buyer

Services Agreement, the Bills of Sale, the Assumption Agreement and any other material agreement the Parties may enter into prior to Closing in connection with the transactions contemplated by this Agreement.

     "Transfer Date" has the meaning set forth in ss.6(d)(ii).

     "Transferred Liabilities" means all liabilities of the SPPI Entities relating to the SPPI Business other than liabilities relating to the SPPI Policies, as set forth in ss.1(b) of the Seller Disclosure Schedule.

     "Umpire" has the meaning set forth in ss.2(d)(v).

     "Unallocated loss adjustment expenses" or "ULAE" means those expenses necessary for the adjustment of losses other than expenses allocated to a particular claim.

     "Unresolved Changes" has the meaning set forth in ss.2(d)(v).

     "Valuation Firms" means one or more valuation firms, as applicable, selected by Seller and Buyer from the firms listed on Exhibit H hereto, or otherwise.

2.   PURCHASE AND SALE OF SHARES AND ASSETS

     (a) Basic Transaction. Subject to the terms and conditions of this
Agreement:

         (i) Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Buyer the Shares;

         (ii) Buyer agrees to enter into the Buyer Reinsurance and Facility Agreements with respect to, among other things, the in-force SPPI Policies written by the SPPI Entities, to purchase the SPPI Assets from Seller, and to pay ceding commissions to Seller as set forth in the Buyer Reinsurance and Facility Agreements;

         (iii) Buyer agrees to pay Seller a fee in consideration of Seller's agreement to facilitate the orderly transfer of business, including policies and agents, to Buyer;

         (iv) Buyer agrees to pay Seller a fee in consideration of Seller's agreement not to compete with Buyer in the SPPI Business for a period of five years pursuant to ss.6(h) hereof; and

         (v) Buyer agrees to enter into the Assumption Agreement with respect to the Transferred Liabilities.

         (vi) The "Aggregate Purchase Price" paid by Buyer to Seller in consideration of the transactions referred to in paragraphs (i) through
     (iv) above shall be an amount in
     cash equal to (A) $315,000,000 plus (B) the value of Economy's statutory capital and surplus as of the Closing Date plus (C) the difference (whether positive or negative) between the market value of the Economy Companies' invested assets as of the Closing Date, as certified by the Valuation Firms, and the statutory book value of those invested assets. In addition, if Buyer does not make a Section 338(h)(10) Election pursuant to ss.6(e)(xv) hereof, the amount determined under the previous sentence shall be (x) reduced, in the event that the market value of the invested assets exceeds the tax basis in such assets, by an amount equal to 35% of such excess or (y) increased, in the event that the tax basis of such assets exceeds the market value of such assets, by an amount equal to 35% of such excess.

         (vii) The Aggregate Purchase Price will be allocated among the various items set forth in the foregoing clauses (i) through (iv) in amounts mutually agreed by the Parties within 10 days after agreement as to the Closing Balance Sheet has been reached pursuant to ss.2(d) hereof, but in no event later than 180 days after the Closing Date. The Parties further agree that the amount of the Aggregate Purchase Price allocated to the Shares shall not be less than the higher of (x) $145 million plus the value of the Economy Companies' statutory capital and surplus as of the Closing Date before the adjustments in ss.2(a)(vi)(C) and the second sentence of ss.2(a)(vi) and (y) the amount that would be determined as the Aggregate Purchase Price under ss.2(a)(vi) if $145,000,000 were substituted for $315,000,000 in clause (A) thereof.

     (b) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sullivan & Cromwell at 125 Broad Street, New York, New York 10004 (or such other place as the Parties may agree in writing) on the soonest date reasonably practicable following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to satisfaction or waiver of all such conditions), as such date may reasonably be agreed in good faith by the Parties; provided, that if the Parties cannot so agree, the Closing shall take place on the third Business Day after which the last to be satisfied or waived of the closing conditions shall be satisfied or waived) (the "Closing Date").

     (c) Deliveries at the Closing. At the Closing, (i) Buyer shall pay to Seller by wire transfer of immediately available funds to the account(s) designated by Seller an amount equal to (x) $315,000,000 plus (y) the value of Economy's statutory capital and surplus as of the date of the most recently prepared (as of the Closing Date) quarterly consolidated balance sheet of Economy, as adjusted to reflect any dividend paid by Economy subsequent to the date of such balance sheet and the adjustments to Economy's reserves contemplated in ss. 5(c)(iii)-(iv) less (z) an amount equal to the unearned premium reserves referred to in the Buyer Reinsurance and Facility Agreements,
(ii) all intercompany accounts (including intercompany loans), between the Economy Companies, on the one hand, and Seller and its other Affiliates, on the other hand, shall be settled in immediately available funds; (iii) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in ss.7(a) and any payments required to be made to Buyer by Seller at Closing pursuant to any Transaction Document and not covered in subparagraph (i) above, (iv) Buyer shall deliver to Seller the various certificates, instruments, and documents referred to in ss.7(b) and any payments required to be made to Seller by Buyer at Closing pursuant to any Transaction Document, and (v) Seller shall deliver to Buyer stock certificates representing all of the outstanding common stock of Economy, endorsed in blank or accompanied by duly executed assignment documents and free and clear of any mortgage, pledge, lien, encumbrance, charge or security interest or restriction of any kind (other than restrictions imposed under securities and insurance
Laws); the minute books, including minutes of all meetings and actions in lieu of meetings of the stockholders, boards of directors and committees of the boards of directors, and stock transfer books of each of the Economy Companies and stock certificates in the name of Economy for all outstanding capital stock of each of the Companies; and, to the extent requested by Buyer, written resignations effective upon acceptance of each of the directors and officers of the Economy Companies as listed in ss.4(a) of the Seller Disclosure Schedule.

     (d) Post-Closing Adjustment.

         (i) The amount paid by Seller at the Closing referred to in ss.2(c) shall be subject to a post-closing adjustment in an amount determined as set forth in this ss.2(d).

         (ii) As soon as reasonably practicable, but in no event later than 75 days following the Closing Date, Seller shall prepare and deliver to Buyer the consolidated balance sheet of Economy as of the Closing Date, accompanied by a certification of Seller's chief accounting officer stating that such balance sheet presents fairly in all material respects the consolidated financial condition of Economy at the Closing in conformity with SAP (such closing balance sheet and certification collectively, the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of Economy's consolidated balance sheet as of March 31, 1999 ("Economy's Balance Sheet"), except that ULAE reserves as shown on the Closing Balance Sheet shall be equal to 6.0% of the aggregate statutory loss reserves and allocated loss adjustment expense reserves.

         (iii) During the preparation of the Closing Balance Sheet and the period of any review or dispute within the contemplation of this ss.2(d), each Party shall (A) provide the other Party and its authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties and their Affiliates, to all relevant books, records, work papers, information and employees of such Persons, and (B) cooperate fully with the other Party and its authorized representatives, in each case (A) and (B), as necessary or useful for the preparation, calculation and review of the Closing Balance Sheet or for the resolution of any dispute between the Parties relating thereto.

         (iv) After receipt of the Closing Balance Sheet, Buyer shall have 60 days to review it together with the work papers used in preparation thereof. Unless Buyer delivers written notice to Seller on or prior to the 60th day after Buyer's receipt of the Closing Balance Sheet stating that it has material objections thereto, Buyer shall be deemed to have accepted and agreed to the Closing Balance sheet. Buyer shall not object to any method, principle, practice or policy employed in the preparation of the Closing Balance Sheet if such method, principle, practice or policy is consistent in all material respects with that employed in the preparation and presentation of Economy's Balance Sheet. If Buyer so notifies Seller of its material objections to the Closing Balance Sheet, the Parties shall in good faith attempt to resolve, within 30 days (or such longer period as the Parties may agree) following such notice (the "Resolution Period") their differences with respect to such material objections and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (v) Any amount remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to arbitration. One arbiter (each arbiter, an "Arbiter") shall be chosen by the Seller, the other by the Buyer, and an umpire (the "Umpire") shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested accounting officers of insurance or reinsurance companies or Lloyd's of London Underwriters. In the event that either Party should fail to choose an Arbiter within 15 days following a written request by the other Party to do so, the requesting Party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 15 days following their appointment, the Umpire shall be chosen by the American Arbitration Association.

         (vi) Each Party shall present its case to the Arbiters within 60 days following the date of appointment of the Umpire, unless the parties mutually agree to an extension of time. The decision of the Arbiters shall be final and binding on both Parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both Parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

         (vii) Each Party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one Party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two Parties.

         (viii) Any arbitration proceedings shall take place at a location mutually agreed upon by the Parties, or, if they cannot agree, in the City of New York but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (ix) Arbitration shall not be a condition precedent to any right of action hereunder.

         (x) Once the Closing Balance Sheet has been finalized in accordance with the above process, the amounts in ss.2(a)(vi)(B) and ss.2(a)(vi)(C) shall be computed based on the amounts in the Closing Balance Sheet. In the event the aggregate of such amounts is greater than the amount paid by Buyer to Seller at the Closing in respect of the adjusted statutory capital and surplus of Economy, the Buyer shall promptly pay by wire transfer to the account of the Seller the difference plus interest on such amount at the Applicable Rate from the Closing Date to the date of such payment. In the event the aggregate of such amounts is lower than the amount paid by Buyer to Seller at the Closing in respect of the adjusted statutory capital and surplus of Economy, the Seller shall promptly pay by wire transfer to the account of the Buyer the difference plus interest on such amount at the Applicable Rate from the Closing Date to the date of such payment.

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES

     (a) Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this ss.3(a) and in the Disclosure Schedule delivered by Seller to Buyer on the date hereof, attached hereto and incorporated herein by reference (the "Seller Disclosure Schedule"), are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (other than with respect to those exceptions disclosed in the Seller Disclosure Schedule).

         (i) Corporate Organization. Seller is an insurance corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is in good standing in all jurisdictions in which its failure to qualify or be in good standing could adversely affect the consummation or the validity of the transactions provided for in this Agreement.

         (ii) Authorization of Transaction. Seller has full corporate power and authority and has taken all corporate action necessary to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been, and each of the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or will constitute, as the case may be, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, including the exercise of judicial discretion in connection therewith.

         (iii) Noncontravention. Assuming compliance with the requirements referred to in ss.3(a)(vi), neither the execution and the delivery by Seller of the Transaction Documents to which Seller is a party, nor the consummation by Seller of the transactions contemplated thereby, will (A) contravene, conflict with, or constitute or result in, a breach or violation of, any statute, regulation, rule, binding interpretation, injunction, judgment, order, decree, ruling, charge, arbitration award or ruling or other binding restriction of any Government Entity ("Laws") to which Seller is subject, the effect of which would, individually or in the aggregate, have a Material Adverse Effect on the SPPI Business taken as a whole, or a breach or violation of any provision of its charter or bylaws or (B) violate, conflict with, result in a breach of, constitute (or with notice or upon the expiration of applicable grace or cure periods or both constitute) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license or instrument to which Seller is a party or by which it is bound or to which any of its material properties or assets is subject, or create any Liens on any properties or assets owned by Seller, the effect of which would, individually or in the aggregate, have a Material Adverse Effect on the SPPI Business taken as a whole.

         (iv) Brokers' Fees. Neither Seller nor any party acting on its behalf has paid or has any liability or obligation, contingent or otherwise, to pay any fees or commissions to any broker, finder, or agent, with respect to the transactions contemplated by the Transaction Documents for which Buyer or any of the Economy Companies could become liable or obligated.

         (v) Economy Shares. Seller is the sole holder of record and beneficial owner of 500,000 shares of common stock of Economy free and clear of any mortgage, pledge, lien, encumbrance, charge or security interest or restriction of any kind (other than restrictions imposed under securities and insurance Laws), which constitute all of the issued and outstanding shares of capital stock of Economy. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the sale, transfer, or other disposition of any common stock or other securities of any of the Economy Companies (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any common stock of any of the Economy Companies.

         (vi) Consents. No consent, approval, authorization, order, registration, expiration of any applicable waiting periods, filing, notice or qualification of or with any Government Entity is required to be made or obtained by Seller in connection with the execution and delivery of the Transaction Documents or the performance by the Parties of their obligations thereunder or in order to consummate the transactions contemplated by the Transaction Documents other than (A) the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Act with respect to the Agreement, (B) the filings and/or notices required under the insurance laws of the states identified in ss.3(a)(vi) of the Seller Disclosure Schedule and (C) such other consents, approvals, authorizations, orders, registrations, expiration of any applicable waiting periods, filings, notices and qualifications the failure to make or obtain which would not, individually or in aggregate, interfere in any material respect with Seller's ability to effect the Closing, perform its obligations under the Transaction Documents to which Seller is a party, or have a Material Adverse Effect on any of the Economy Companies (limited to clause (B)) or the SPPI Business taken as a whole.

         (vii) Year 2000 Matters. Seller has developed and is actively executing a plan and implementation strategy ("Seller Y2K Plan") designed to address the inability of computer programs to recognize the year 2000 so that, prior to, during and after the year 2000, Seller will continue to provide to Buyer the services required under this Agreement and the other Transaction Documents to which Seller is a party without any material disruption that is due to the year 2000; provided, however, that Seller makes and has made no representation or warranty to Buyer as to the state of readiness, with respect to the year 2000 issue, of its vendors and its independent agents and brokers.

     (b) Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this ss.3(b) and in the Disclosure Schedule delivered by Buyer to Seller on the date hereof, attached hereto and incorporated herein by reference (the "Buyer Disclosure Schedule") are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (other than with respect to those exceptions disclosed in the Buyer Disclosure Schedule).

         (i) Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Rhode Island, and is in good standing in all jurisdictions in which its failure to qualify or be in good standing could adversely affect the consummation or the validity of the transactions provided for in this Agreement or the other Transaction Documents.

         (ii) Authorization of Transaction. Buyer has full power and authority and has taken all corporate action necessary to execute and deliver each of the Transaction Documents to which Buyer is a party and to perform its obligations thereunder. This Agreement has been, and each of the other Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes or will constitute, as the case may be, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, including the exercise of judicial discretion in connection therewith.

         (iii) Noncontravention. Assuming compliance with the requirements referred to in ss.3(b)(vi), neither the execution and the delivery of the Transaction Documents to which Buyer is a party, nor the consummation of the transactions contemplated thereby, will (A) contravene, conflict with, or constitute or result in, a breach or violation of, any Laws to which Buyer is subject, the effect of which could adversely affect the consummation or the validity of the transactions provided for in this Agreement or the other Transaction Documents to which Buyer is a party, or a breach or violation of any provision of its charter or bylaws or (B) violate, conflict with, result in a breach of, constitute (or with notice or upon the expiration of applicable grace or cure periods or both constitute) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, or create any Liens on any material properties or assets owned by Buyer, the effect of which could adversely affect the consummation or the validity of the transactions provided for in this Agreement or the other Transaction Documents.

         (iv) Brokers' Fees. Neither Buyer nor any party acting on its behalf has paid or has any liability or obligation, contingent or otherwise, to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Seller or its Affiliates could become liable or obligated.

         (v) Investment. Buyer is acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer will not resell, transfer, assign or distribute the Shares, except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

         (vi) Consents. No consent, approval, authorization, order, registration, expiration of any applicable waiting periods, filing, notice or qualification of or with any Government Entity is required to be made or obtained by Buyer in connection with the execution and delivery of the Transaction Documents or the performance by the Parties of their obligations thereunder or in order to consummate the transactions contemplated by the Transaction Documents other than (A) the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Act with respect to the Agreement, (B) the filings and/or notices required under the insurance laws of the states identified in the Buyer Disclosure Schedule and (C) such other consents, approvals, authorizations, orders, registrations, expirations of any applicable waiting periods, filings, notices and qualifications the failure to make or obtain which would not, individually or in aggregate, interfere in any material respect with Buyer's ability to effect the Closing or otherwise perform its obligations under the Transaction Documents to which Buyer is a party.

         (vii) Sufficient Funds. Buyer will have at the time of Closing cash available in an amount sufficient to pay to Seller the amounts set forth in ss.2(a).

         (viii) Year 2000 Matters. Buyer has developed and is actively executing a plan and implementation strategy ("Buyer Y2K Plan") designed to address the inability of computer programs to recognize year 2000 so that, prior to, during and after the year 2000, Buyer will continue to provide to Seller and its Affiliates the services required under this Agreement and the other Transaction Documents to which Buyer is a party without any material disruption that is due to the year 2000; provided, however, that Buyer makes and has made no representation or warranty to Seller as to the state of readiness, with respect to the year 2000 issue, of its vendors and its independent agents and brokers.

     (c) Memorandum, Disclaimer of Projections. Buyer acknowledges that neither Seller nor any Affiliate or representative or advisor of Seller makes or has made any representation or warranty to Buyer except as specifically made in this Agreement. In particular, no such person makes or has made any representation or warranty to Buyer with respect to (i) any information set forth in the Confidential Memorandum, dated May 1999, distributed by Goldman, Sachs & Co. in connection with the proposed sale of the SPPI Business or (ii) any financial projection or forecast relating to the SPPI Business. With respect to any such projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (D) it shall have no claim against any person with respect thereto other than a claim for fraud or bad faith.

     Buyer has requested Seller to comment upon the following material reflected on the Data Room Materials Log:


  Data #                  Document                         Responsible Officer
  ------                  --------                         -------------------
I.C.1          Calendar Year Profitability by Line by        Martha Winslow
               State including Loss and Expense Ratios
I.D.4          Detailed Premium Information - 1998           Martha Winslow
               DWP by Product and 1998 Retention
               Ratio by Product
I.D.7          Accident Year Results                         Martha Winslow
I.D.9          CAS Monthly and Quarterly Reports             Gary Homer
I.D.10(i)      Senior Management Briefing Reports            Steve Klingel
               3/31/99
I.D.10(ii)     Senior Management Briefing Reports            Steve Klingel
               12/31/98
Exhibit __     Information Regarding Employee                John Clifford
               Compensation

     In the letter dated May 27, 1999 from Goldman, Sachs & Co. to the Buyer it was stated that Seller had endeavored to include in the Evaluation Material (as defined therein) information known to it which it believed relevant for the purpose of the Buyer's investigation.

     Subject to the statements made in the first and third paragraphs of this subsection (c), Seller represents and warrants that the responsible officer referred to in the second paragraph of this subsection (c) has no actual knowledge or reason to know that the information set forth in each document, taken as a whole, for which such officer is responsible, is not accurate in all material respects in light of the purpose for which such information in such document is presented.

4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE SPPI AFFILIATES

     Seller represents and warrants to Buyer that the statements contained in this ss.4 and in the Seller Disclosure Schedule are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date or the dates specified in such statements (other than with respect to those exceptions disclosed in the Seller Disclosure Schedule).

     (a) Organization, Qualification, Corporate Power and Authorization. (i) Each of the Economy Companies is an insurance corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Each of the Economy Companies is duly qualified or licensed to conduct its business as presently conducted and is in good standing under the laws of each jurisdiction in which either the ownership or the use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such failures to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect on the Economy Companies or the SPPI Business taken as a whole or (B) individually, or in the aggregate, materially interfere with the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Each of the Economy Companies has full corporate power and authority to carry on the businesses in which it is presently engaged and to own and use the properties owned and used by it. ss.4(a) of the Seller Disclosure Schedule lists the directors and officers of each of the Economy Companies. Seller has made available or delivered to Buyer a true and correct copy of each of the Economy Companies' certificate of incorporation and by-laws, each as amended to date, and such certificate of incorporation and by-laws are in full force and effect. The minute books of the Economy Companies accurately reflect all actions taken at all meetings and consents in lieu of meetings of the stockholder(s) of the Economy Companies since January 1, 1994, and all actions taken at all meetings and consents in lieu of meetings of their respective boards of directors and all committees thereof since January 1, 1994.

     (ii) Each SPPI Affiliate (other than Seller) has full corporate power and authority and has taken all corporate action necessary to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of the Transaction Documents to which any of the SPPI Affiliates (other than Seller) is a party will be duly executed and delivered by such SPPI Affiliate and constitutes or will constitute, as the case may be, the valid and legally binding obligation of such SPPI Affiliate, enforceable against such SPPI Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, including the exercise of judicial discretion in connection therewith.

     (b) Noncontravention.

         (i) Assuming compliance with the requirements referred to in ss.4(b)(ii), neither the execution and the delivery of the Transaction Documents to which an SPPI Affiliate (other than Seller) is a party nor the consummation of the transactions contemplated thereby will:

              (A) contravene, conflict with, or constitute or result in a breach or violation of any provision of the charter or by-laws of such SPPI Affiliate;

              (B) contravene, conflict with, or constitute or result in a breach or violation of any Laws to which such SPPI Affiliate is subject;

              (C) violate, conflict with, result in a breach of, constitute (or with notice or upon the expiration of applicable grace or cure periods or both constitute) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which such SPPI Affiliate is a party or by which it is bound or under which it receives material benefits or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets); or

              (D) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, any provision of, or give any Government Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any approval, franchise, certificate of authority, order, consent, judgment, decree, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of such Government Entity or pursuant to any Law, that is held by such SPPI Affiliate;

except in the case of clauses (B), (C) and (D) where the contraventions, violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, failures to give notice, rights, or Liens (x) are not material, individually or in the aggregate to the Economy Companies (limited to clauses (B) and (D)) or the SPPI Business taken as a whole, and (y) do not, individually or in the aggregate, materially interfere with the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

         (ii) Consents and Approvals. None of the SPPI Affiliates (other than Seller) is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the execution and delivery of the Transaction Documents to which it is a party or the performance by the parties of their obligations thereunder or in order for the parties thereto to consummate the transactions contemplated by such Transaction Documents, except (A) any filings and/or notices which may be required under the insurance laws of the states identified in the Seller Disclosure Schedule and (B) such other consents, approvals, authorizations, orders, registrations, expirations of any applicable waiting periods, filings, notices and qualifications the failure to make or obtain which would not, individually or in the aggregate, adversely affect the ability of the SPPI Affiliates (other than Seller) to conduct their respective businesses in all material respects as they are presently being conducted or interfere in any material respect with the SPPI Affiliates' ability to effect the Closing or otherwise perform their obligations under the Transaction Documents to which they are a party.

     (c) Assets.

         (i) Economy Companies Assets. As of the Closing Date, each of the Economy Companies will have good and marketable title (free and clear of any Lien) to, or a valid leasehold interest in, or a valid license to use, the material properties and assets, tangible and intangible, used by them in their businesses.

         (ii) SPPI Assets.

              (A) Use of SPPI Assets. As of the Closing Date, the assets of the Economy Companies and the SPPI Assets will constitute all material assets and properties principally utilized by the SPPI Affiliates to conduct, consistent with past practice, the business conducted by the SPPI Affiliates prior to the Closing.

              (B) Title to SPPI Assets. As of the Closing Date, each of the SPPI Entities that owns SPPI Assets will have good and marketable title to such SPPI Assets, free and clear of any Lien, and except for the ownership of policy expirations and business records by Seller's and the SPPI Entities' agents. The instruments of transfer to be executed and delivered by Seller on the Closing Date pursuant to ss.2(c) and ss.7(a)(vi)(A) hereof, will be valid and binding obligations of Seller and will be sufficient to transfer to the Buyer all right, title and interest of such SPPI Entities in and to the relevant SPPI Assets free and clear of any Lien.

              (C) Policies of Insurance. The SPPI Policies were sold through licensed agents of Seller or its Affiliates in compliance in all material respects with all applicable laws, rules or orders of any appropriate Government Entity. Seller has no reason to believe that the SPPI Policies will be terminated before their stated expiration dates, except for the reasons and in the percentages that

         Seller has historically experienced since January 1, 1998, or that the SPPI Policies will not be renewed except in the ordinary course upon their expiration except for the reasons and in the percentages that Seller has historically experienced since January 1, 1998. Seller does not represent or warrant that all or any percentage of policies will renew, it being understood by the Parties that Seller's or its Affiliates' agents have ownership rights in the policy expirations and are entitled to renew the SPPI Policies with an insurer other than Buyer.

     (d) Capitalization; Subsidiaries. The authorized capital stock of Economy consists solely of 1,000,000 shares of common stock, $5.00 par value per share, of which 500,000 shares are issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements, contracts or commitments or other rights to purchase any of the authorized but unissued capital stock or other securities of Economy. Economy is not a party to any agreement which would require Economy to purchase any of its capital stock or other securities under any circumstances. ss.4(d) of the Seller Disclosure Schedule sets forth for each of the Companies: (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the Economy Companies have been duly authorized and are validly issued, fully paid, and nonassessable. Economy is the sole holder of record and beneficial owner of all of the issued and outstanding shares of capital stock of each of the Companies free and clear of any mortgage, pledge, lien, encumbrance, charge, security interest or any other restriction (other than restrictions imposed under securities and insurance Laws). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements, contracts or commitments that could require any of the Economy Companies to issue, sell, transfer, or otherwise dispose of or cause to become outstanding any capital stock or other securities of any of the Economy Companies or that could require any of the Economy Companies to issue, sell, transfer or otherwise dispose of or cause to become outstanding any of their own capital stock or other securities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of the Economy Companies. None of the Economy Companies have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter. All outstanding securities of each of the Economy Companies were issued in transactions exempt from the registration requirements of federal and state securities laws. None of the Economy Companies will hold any securities or ownership interests in any other Person as of the Closing, except capital stock held in portfolio investments and, in the case of Economy, the capital stock of the Companies.

     (e) Financial Information and Statutory Reports.

         (i) Set forth in ss.4(e)(i) of the Seller Disclosure Schedule are consolidated unaudited (i) balance sheets of Economy as of December 31, 1997 and 1998 and March 31, 1999, and (ii) income statements of Economy for the years ended

     December 31, 1997 and 1998 and the quarter ended March 31, 1999, each of which has been prepared in accordance with GAAP (the "GAAP Statements").

         (ii) Seller has previously furnished to Buyer the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the "Statutory Statements"): (A) the annual statement of each of the Economy Companies as at December 31, 1998, in each case as filed with the insurance regulatory authority of its respective jurisdiction of domicile, (B) the quarterly statements of each of the Economy Companies for the quarterly period ended March 31, 1999, in each case as filed with the insurance regulatory authority of its respective jurisdiction of domicile, and (C) audited consolidated statements of Economy as at December 31, 1998, as filed with the insurance regulatory authority of its respective jurisdiction of domicile.

         (iii) The GAAP Statements and Statutory Statements, respectively, present fairly the GAAP and statutory financial condition and results of operations of each of the Economy Companies for the periods therein specified, were prepared in conformity with GAAP and statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority ("SAP") applied on a consistent basis during the periods presented, as the case may be, except as expressly set forth within the subject financial statements. No material deficiency has been asserted by any Government Entity with respect to any of the GAAP Statements or Statutory Statements in writing (or to the Knowledge of the Specified Employees, by other means).

         (iv) Set forth in ss.4(e)(iv) of the Seller Disclosure Schedule is a description of all material liabilities of the Economy Companies as of the date hereof that are not reflected on the face of Economy's Balance Sheet (as set forth in ss.4(e)(i) of the Seller Disclosure Schedule), together with a description of all material liabilities of Economy incurred since that date, other than policy liabilities incurred in the Ordinary Course of Business.

     (f) Events Subsequent to March 31, 1999. Other than the transactions contemplated by or referred to in the Transaction Documents or as set forth in ss.4(f) of the Seller Disclosure Schedule, since March 31, 1999 (x) none of the SPPI Affiliates has engaged in any material practice, taken any material action or actions or entered into any material transaction or transactions outside of the Ordinary Course of Business, (y) Seller has not with respect to the business of the SPPI Affiliates engaged in any material practice, taken any material action or actions or entered into any material transaction outside the Ordinary Course of Business, and (z) there has not been any:

         (i) (A) material adverse change in the financial condition or business of the SPPI Business taken as a whole, or (B) to the Knowledge of the Specified Employees, event or development on or prior to the date of this Agreement that is reasonably likely to have a Material Adverse Effect on the SPPI Business taken as a whole (other than in the case of (A) or (B), material adverse changes or events or developments arising from or associated with adverse developments in the property/casualty personal lines insurance business, or the announcement of the transactions contemplated by this Agreement or the identity or business strategy of Buyer);

         (ii) (A) change in the authorized or issued capital stock of any of the Economy Companies; (B) grant of any stock option, warrant, or other right to purchase shares of capital stock of any of the Economy Companies; (C) issuance of any security convertible into the capital stock of any of the Economy Companies; (D) grant of any registration rights in respect of the capital stock of any of the Economy Companies; (E) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by any of the Economy Companies of any shares of the capital stock of any of the Economy Companies; (F) any amendment of any material term of any outstanding security of any of the Economy Companies; (G) declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of the shares of the capital stock of any of the Economy Companies, except in respect of satisfaction of intercompany payables and receivables and as set forth in ss.5(c); or (H) sale or pledge of any stock or other equity interests owned by any of the Economy Companies;

         (iii) (A) amendment or other change in the certificate of incorporation or bylaws of any of the Economy Companies; (B) merger or consolidation by any of the Economy Companies with or into any other Person; (C) subdivision or reclassification of any shares of the capital stock of any of the Economy Companies; or (D) change or agreement to change in any manner the rights of the outstanding capital stock of any of the Economy Companies;

         (iv) (A) acquisition (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) by any of the Economy Companies of any Person or any division thereof or material portion of the assets thereof; (B) liquidation, dissolution or winding up of, or disposition of all or substantially all of the assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis) of any of the Economy Companies; or (C) organization of any new subsidiary of any of the Economy Companies;

         (v) material change in the policies, practices or principles of any of the Economy Companies (or the other SPPI Affiliates with respect to the SPPI Business) with respect to accounting, reserving, hedging, investing or otherwise engaging in derivatives transactions, underwriting or claims administration (other than any change required by applicable Law);

         (vi) agreement entered into or amended by Seller or any of the Economy Companies with any labor union or association representing any employee, or any wage or salary increase or bonus (other than in the Ordinary Course of Business) with respect to any officers, directors or employees of any of the Economy Companies or, except as contemplated by this Agreement, any SPPI Transferred Employees, or any adoption or amendment of any stock option, executive compensation plan, severance pay, 401(k) plan, retirement plan, employee stock ownership plan or any other employee benefit plan of the Seller, any Economy Company or any of their Affiliates, other than an amendment required by Law, with respect to any officers, directors or employees of any of the Economy Companies or any SPPI Transferred Employees, or any plan or commitment to do any of the foregoing;

         (vii) change, other than in the Ordinary Course of Business, in the terms for, or policies with respect to, the payment of commissions to any agent of any of the SPPI Affiliates with respect to the SPPI Business;

         (viii) loan made to any SPPI Transferred Employee or agent (other than agent advances made in the Ordinary Course of Business) of any of the SPPI Affiliates;

         (ix) other contract, agreement or transaction entered into by any of the Economy Companies that both (A) materially increases the liabilities of such company and (B) by reason of its size or otherwise, is not in the Ordinary Course of Business; or

         (x) agreement (whether written or oral and express or implied) by any of the SPPI Affiliates with respect to the SPPI Business to do any of the foregoing (ii) through (ix).

     (g) Legal Compliance.

         (i) Each of the SPPI Affiliates is in compliance in all material respects with all applicable Laws.

         (ii) To the Knowledge of the Specified Employees, as of the date hereof none of the SPPI Affiliates has received any written notice or other written communication from any Government Entity or arbitrator regarding any violation by any of the SPPI Affiliates of, or a failure on the part of any of the SPPI Affiliates to comply in any material respect with, any Laws.

     (h) Tax Matters. Except as set forth in ss.4(h) of the Seller Disclosure Schedule, (i) Seller or an Affiliate of Seller has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all material Tax Returns (collectively the "Seller Returns"), which are required to be filed by Seller or such Affiliate with respect to any Affiliated Group that includes or included the Economy Companies on or prior to the Closing Date; (ii) each of the Economy Companies has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all material Tax Returns (collectively the "Economy Returns"), which are required to be filed by each of the Economy Companies on or prior to the Closing Date; (iii) the Seller

Returns and the Economy Returns are true, complete and accurate in all material respects; (iv) all material Taxes due and payable by or with respect to any of the Economy Companies have been, or prior to the Closing Date will be, timely paid, or to the extent that Taxes relating to any of the Economy Companies are not due and payable prior to the Closing Date, will be adequately provided for in Economy's balance sheet as of March 31, 1999 in accordance with the tax sharing agreement among Seller and the Economy Companies; (v) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of the Specified Employees, threatened against or with respect to any of the Economy Companies with respect to any Tax for which any of the Economy Companies could be liable; (vi) none of the Economy Companies has granted any extension or waiver of the statute of limitations period applicable to any Economy Return, which period (after giving effect to such extension or waiver) has not yet expired; (vii) none of the Economy Companies is currently under any obligation to pay any amounts as a result of being party to any tax sharing agreement other than the tax sharing agreement among Seller and any of the Economy Companies; (viii) to the Knowledge of the Specified Employees, there are no Liens for Taxes upon the assets of any of the Economy Companies; (ix) the amount of unamortized intangible assets of the Economy Companies arising from the 1993 purchase of the Economy Companies which are available for future amortization pursuant to section 197 of the Code will not be less than $55.0 million as of the Closing Date (assuming that the Closing Date occurs prior to December 31, 1999), and the annual amortization of such intangibles for taxable years beginning after December 31, 1999 will be not more than $7.0 million per year; and (x) the Economy Companies (A) have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, and any similar provisions under any other laws; (B) have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required; and (C) have complied in all material respects with the requirements for classifying persons who provide services to the Economy Companies as employees for purposes of such tax withholding requirements. The exclusive remedy for breaches of any representations and warranties contained in this ss.4(h) shall be pursuant to the indemnification provisions of ss.6(e) hereof.

     (i) Certain Employee Matters. ss.4(i)(i) of the Seller Disclosure Schedule contains a true and complete list of each employee benefit plan within the meaning of ss.3(3) of ERISA and all other employee benefits plans, contracts, agreements, practices, policies or arrangements, whether or not subject to ERISA, maintained or contributed to for the Business Employees (the "Plans"). Seller has made available or delivered to Buyer an accurate and complete copy of each such Plan and any amendments thereto, and to the extent applicable, of any related trust agreement or other funding instrument, the most recent determination letter if applicable, any summary plan description and summary of material modification, and for the plan years most recently completed prior to the date hereof, the Form 5500 and related schedules, audited financial statements and actuarial valuation reports. Each Plan has been maintained in all material respects in accordance with its terms and in compliance with the applicable requirements of the Code, ERISA and other applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of ss.3(2) of ERISA ("Pension Plan") and which is intended to be qualified under ss.401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and none of Seller or any of the Economy Companies is aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Seller, the SPPI Entities nor any of the Economy Companies has incurred, nor does any of them expect to incur, any liability under Subtitle C or D of Title IV of ERISA (other than for PBGC premiums which have been paid in the ordinary course), or for failure to meet the requirements of ss.412 of the Code with respect to any Pension Plan which is covered by Title IV of ERISA or with respect to any single-employer plan of an ERISA Affiliate. Neither Seller, the SPPI Entities nor any of the Economy Companies has an obligation to contribute to, nor has any of them incurred or expect to incur, any withdrawal liability (whether or not based on the contribution of an ERISA Affiliate) with respect to a multiemployer plan under Subtitle E of Title IV of ERISA which has not been satisfied in full. Neither Seller, the SPPI Entities nor any of the Economy Companies has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to ss.401(a)(29) of the Code. Within the 12-month period prior to the date hereof, no reportable event (within the meaning of Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed with respect to any Pension Plan which would result in a material liability to any of the Economy Companies. Except as disclosed in ss.4(i)(ii) of the Seller Disclosure Schedule, there are no actions, suits or proceedings pending against any of Seller or any of the Economy Companies brought by or on behalf of any Business Employee relating to any Plan as of the date of this Agreement. There is no audit, investigation or proceeding pending or, to the Knowledge of the Specified Employees, threatened involving any Plan before the Internal Revenue Service, the United States Department of Labor or any other governmental authority. Neither Seller, the SPPI Entities nor any of the Economy Companies has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any of the Economy Companies to a tax or penalty imposed by either ss.4975 of the Code or ss.502(i) of ERISA in an amount which would be material. Except as disclosed in ss.4(i)(iii) of the Seller Disclosure Schedule or as set forth in ss.6(d) of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either by itself or by reason of an associated event, (i) give rise to any liability for severance pay, unemployment compensation, termination pay, relocation expenses, subsidized pension or other retirement benefits to any Business Employee (or their beneficiaries), or (ii) accelerate the time of funding, payment or vesting or increase the amount of compensation or benefits due to any to any Business Employee (or their beneficiaries).

     (j) Licenses and Permits. Each of the SPPI Affiliates has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate insurance and other Government Entities ("Licenses") as are necessary to conduct the SPPI Business in which it is engaged, such Licenses are valid and in full force and effect and such Licenses are sufficient for the ownership and conduct of such SPPI Business, subject (except in the case of state insurance licenses) to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole. ss.4(j) of the Seller Disclosure Schedule lists, and Seller has furnished or made available to Buyer copies of, all Licenses of the SPPI Affiliates in any state. None of the SPPI

Affiliates have received written notice (or, to the Knowledge of the Specified Employees, any other communication) of any violation in respect of any such License (other than alleged violations which have been resolved) and no proceeding is pending (or, to the Knowledge of the Specified Employees, threatened) to suspend, revoke or limit any such License. Each of the SPPI Affiliates is in compliance in all material respects with its obligations under such Licenses. None of the SPPI Affiliates is operating under a voluntary agreement with the insurance regulatory authorities of any state in which it now holds a current Certificate of Authority which restricts its authority to do business authorized on such Certificate of Authority or which could adversely impact the consummation of the transactions contemplated hereby.

     (k) Contracts. ss.4(k) of the Seller Disclosure Schedule lists all of the following written contracts to which any of the Economy Companies is a party:

         (i) contracts the performance of which is expected to involve consideration in excess of $500,000 (other than (A) insurance, reinsurance or indemnity policies, fidelity bonds, surety bonds or similar contracts or undertakings issued or entered into by the Economy Companies, (B) commission and agency agreements and (C) contracts for the license or use of Intellectual Property);

         (ii) contracts which restrict in any material respect or contain material limitations on the ability of any of the Economy Companies to freely conduct business in the United States;

         (iii) contracts which contain any provision or restriction limiting in any material respect the ability of the Economy Companies to sell any products or services of any Person or obtain any products or services from any Person;

         (iv) contracts under which any of the Economy Companies have borrowed money or guaranteed borrowings of money, including any not reflected on Economy's Balance Sheet;

         (v) leases or subleases of real property;

         (vi) material contracts with Seller or any of its Affiliates (other than the Economy Companies);

         (vii) contracts pursuant to which any Lien is placed or imposed on any asset of any of the Economy Companies;

         (viii) partnership or joint venture agreements;

         (ix) any material indemnification agreement or guarantee;

         (x) any material contract not terminable upon 90 days written notice;
     or

         (xi) material contracts, including without limitation any loan agreements with employees of any of the Economy Companies or other Business Employees other than the Plans or any labor union or association representing employees.

Each such contract is valid and in full force and effect and is enforceable by the parties thereto, and none of the Economy Companies nor, to the Knowledge of the Specified Employees, any other party is in breach of or default (including after notice or upon the expiration of applicable grace or cure periods) under any such contract, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole. Seller has made available to Buyer a copy of each contract and instrument listed in ss.4(k) of the Seller Disclosure Schedule.

     (l) Owned Real Property. ss.4(l) of the Seller Disclosure Schedule sets forth a complete and correct list of all real property owned by each of the Economy Companies (together with all improvements or fixtures owned by each of the Economy Companies and located thereon, the "Owned Real Property") and a complete and correct list of all easements appurtenant to the Owned Real Property. One of the Economy Companies, as the case may be, has good and marketable fee simple title to the Owned Real Property free and clear of any Lien. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

     (m) Actions and Proceedings. ss.4(m) of the Seller Disclosure Schedule sets forth each instance in which any of the SPPI Affiliates or any of the property or assets of any of the SPPI Affiliates (i) is subject to any outstanding injunction, judgment, order, award, decree, or ruling as of the date of this Agreement or (ii) is a party to any action, suit, proceeding, arbitration, mediation, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or arbitration panel, including without limitation any claims of bad faith against any of the SPPI Affiliates as well as class actions, employee or Alabama litigation related to the Economy Companies or SPPI Entities as to the SPPI Business ("Actions") as of the date of this Agreement. As of the date of this Agreement, no Actions have been threatened in writing, or to the Knowledge of the Specified Employees, by other means, against any of the SPPI Affiliates (or any of the properties of the SPPI Affiliates), other than (i) Actions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Economy Companies or the SPPI Business taken as a whole and (ii) Actions that involve or relate to a claim or dispute under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by any of the SPPI Affiliates which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole.

     (n) Intellectual Property.

         (i) ss.4(n) of the Seller Disclosure Schedule identifies the following intellectual property used by Seller in connection with the SPPI Business or owned or used by any of the SPPI Affiliates in connection with the SPPI
     Business: (A) patents and pending patent applications; (B) trademark, service mark and trade name registrations and applications therefor; (C) material unregistered trademarks, service marks and trade names; (D) copyright registrations and applications therefor; (E) material unregistered copyrights and computer software (including related codes and documentation) (other than commercially available computer software and related documents); and (F) licenses and similar agreements for the use of any material item of intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, computer software, know-how and trade secrets to which Seller or any of the SPPI Affiliates is a party, either as licensee or licensor (other than licenses for the use of commercially available computer software and related documentation).

         (ii) For purposes hereof: "Intellectual Property" shall mean and include the items of intellectual property described in clauses (A) through
     (F) of ss.4(n)(i) hereof, and all U.S. or foreign unpatented inventions and technology, know-how, trade secrets and other intellectual property rights; and "SPPI IP" shall mean and include all Intellectual Property owned or used by Seller in connection with the SPPI Business or owned or used by any of the SPPI Affiliates in connection with the SPPI Business.

         (iii) To the Knowledge of the Specified Employees: (A) the Seller or the relevant SPPI Affiliate is the sole owner, free and clear of any lien or encumbrance, of, or has a valid license, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms, to, all of the SPPI IP, and such SPPI IP includes all of the Intellectual Property currently used for the conduct of the SPPI Business as now conducted; (B) the rights of Seller or the applicable SPPI Affiliate in the SPPI IP are valid and enforceable; (C) no demand, claim or notice from any Person in respect of the SPPI IP which challenges or threatens to challenge the validity of, or the rights of Seller or the applicable SPPI Affiliate in, any such SPPI IP has been made or received, and none of Seller nor any SPPI Affiliate knows of any valid basis for any such challenge; (D) neither the Seller nor any SPPI Affiliate is in violation or infringement of, and has not violated or infringed, any Intellectual Property of any other Person in connection with the conduct of the SPPI Business; (E) no claim by any third party contesting the validity, enforceability, use or ownership of any of such Intellectual Property has been made or is currently outstanding; (F) none of the SPPI Affiliates is infringing or misappropriating any Intellectual Property rights of any third party in connection with the SPPI Business; and (G) no SPPI Affiliate has granted licenses to third parties with respect to "PAK II" or "Premier Homeowners Policy".

         (iv) The Seller Y2K Plan is designed to address the inability of any computer system (including hardware and software) being transferred to Buyer with the Economy Companies or as part of the SPPI Assets to recognize the year 2000.

     (o) Reinsurance and Coinsurance. ss.4(o)(i) of the Seller Disclosure Schedule contains a list of all reinsurance or coinsurance treaties or agreements, including retrocessional agreements but excluding reinsurance or coinsurance unrelated to the SPPI Business, to which any of the SPPI Affiliates is a party or under which it has any existing rights, obligations or liabilities, and ss.4(o)(ii) of the Seller Disclosure Schedule contains a list of all reinsurance treaties or agreements, including facultative certificates, between any Economy Company and Seller or any of Seller's Affiliates other than the Economy Companies (the "St. Paul Reinsurance Agreements"). Assuming no default by any party other than any of the SPPI Affiliates, all such treaties or agreements set forth in ss.4(o)(i) and ss.4(o)(ii) of the Seller Disclosure Schedule are in full force and effect to the respective dates noted thereon; none of the SPPI Affiliates nor, to the Knowledge of the Specified Employees, any other party thereto is in default in any material respect as to any provision thereof; and to the Knowledge of the Specified Employees, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

     (p) Agents and Brokers.

         (i) Set forth in ss.4(p)(i) to the Seller Disclosure Schedule is a list of each of the SPPI Affiliates' agents, managing general agencies and brokers as of March 31, 1999 ("SPPI Agents"), and the written premiums, contract commissions and total amounts of commissions paid to each such SPPI Agent during the year ended December 31, 1998 and the principal contact and address information for each such SPPI Agent. Except as set forth in ss.4(p) of the Seller Disclosure Schedule, each such SPPI Agent has binding authority on behalf of the SPPI Affiliates subject to specified dollar limits. Each of the contracts and other agreements between an SPPI Affiliate and its respective SPPI Agents with respect to the SPPI Business is valid, binding and in full force and effect in accordance with its terms, assuming no default by any such SPPI Agent under any such contract or agreement and except for such contracts the failure of which to be valid, binding and in full force and effect would not have a Material Adverse Effect on the SPPI Business taken as a whole. None of the Economy Companies is in default in any material respect with respect to any such contract or other agreement and no such contract or other agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, in each such case, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole. No insurance agent or group of related agents accounted for more than 2% of the gross premium income of the SPPI Affiliates combined with respect to the SPPI Business for the year ended December 31, 1998.

         (ii) All SPPI Agents have entered into agency agreements with one or more of the SPPI Affiliates in the form attached hereto as Exhibit I, and such SPPI Agents have entered into no other material agreements with any of the SPPI Affiliates with respect to the SPPI Business.

     (q) Actuarial Reports. Seller has delivered or made available to Buyer a true and complete copy of each regularly prepared annual actuarial report prepared by Seller's internal actuaries with respect to the Economy Companies with respect to the year 1998.

     (r) IRIS Ratios. Seller has delivered or made available to Buyer true and complete copies of all analyses, reports and other data submitted by the Economy Companies to the National Association of Insurance Commissioners relating to IRIS ratios. ss.4(r) of the Seller Disclosure Schedule sets forth a list of the Economy Companies' IRIS ratios for the years 1996, 1997 and 1998.

     (s) Pools and Facility Arrangements; Service Agreements. ss.4(s)(i) of the Seller Disclosure Schedule sets forth a list of all pools and facility arrangements (other than "FAIR plans" or similar government-mandated arrangements) to which any of the Economy Companies have been a party at any time from January 1, 1997 to the date of this Agreement. ss.4(s)(ii) of the Seller Disclosure Schedule sets forth a list of all material agreements providing for insurance services to which any of the Economy Companies or any of the SPPI Entities as to the SPPI Business are a party as of the date of this Agreement.

     (t) Bank Accounts. ss.4(t) to the Seller Disclosure Schedule sets forth a list of the bank names, locations and account numbers of all bank and safe deposit box accounts of each of the Economy Companies including any custodial accounts for securities owned by any of the Economy Companies and the names of all persons authorized to draw thereon or to have access thereto.

     (u) Environmental Matters. (A) To the Knowledge of the Specified Employees as of the date of this Agreement, and (B) subject to such exceptions as would not reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole:

         (i) the Economy Companies have complied at all times with all applicable Environmental Laws;

         (ii) no real property currently or formerly owned or operated by any of the Economy Companies has been contaminated with any Hazardous Substances during or prior to their ownership or operation thereof and requiring remediation under any applicable Environmental Law;

         (iii) the Economy Companies have not received any claim for liability related to any off-site waste disposal or contamination of any property owned or operated by a third party;

         (iv) the Economy Companies have not received any claims or notices alleging responsibility or liability under any Environmental Law;

         (v) there are no releases of Hazardous Substances or violations of Environmental Laws involving the Economy Companies that would reasonably be expected to result in any claims, liabilities or costs or restrictions on the ownership, use or transfer of, any property in connection with Hazardous Substances or any Environmental Law; and

         (vi) none of the Economy Companies have participated in the management or operational affairs of any entity or facility in which such Economy Company either has an equity investment or holds indicia of ownership primarily to protect a security interest, that would cause them to be liable under any 42. U.S.C. sections 9607 and 9601(20) or under any other Environmental Law for contamination by Hazardous Substances caused by such entity or facility, or present at any location owned or operated by such entity or facility.

Notwithstanding the foregoing, the representation and warranty contained in this ss.4(u) constitutes the sole representation of the Seller with respect to any Environmental Law, but does not apply to, and does not cover, any claims, liabilities, costs or expenses relating to any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by any of the SPPI Affiliates or claims by policyholders thereunder. As used herein, "Environmental Law" means any law, regulation, order, decree, binding opinion having the force of law, common law or written agency policy, guidance or requirement having the force of law relating to the protection of the environment, hazardous or toxic materials or wastes or human health and safety as it relates to Hazardous Substances. "Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law including but not limited to any petroleum products, asbestos, radon, polychlorinated biphenyls or any mixture or material containing such substances.

     (v) Insurance Business. All policy forms issued by the SPPI Affiliates, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable Law, been approved by all applicable Government Entities or filed with and not objected to by such Government Entities within the period provided by applicable Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SPPI Business taken as a whole. All such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Any rates of any of the SPPI Affiliates which are required to be filed with or approved by any Government Entity have been so filed or approved and the rates used by any of the SPPI Affiliates conform in all material respects thereto. Any contract or agreement to which any of the SPPI Affiliates is a party and which is required to be filed with or approved by any Government Entity has been so filed or approved.

     (w) Employee Relations. None of the Economy Companies, the Seller nor any SPPI Entity is a party to or bound by any collective bargaining agreement or any other agreement with respect to employees engaged in the SPPI Business with any labor union or association representing employees engaged in the SPPI Business, and no such agreement or contract is currently being negotiated by any of the Economy Companies, Seller or other SPPI Entities. ss.4(w) of the Seller Disclosure Schedule describes the status of all union organizing efforts that, to the Knowledge of the Specified Employees, are now being conducted in respect of any of the Economy Companies or other SPPI Entities. To the Knowledge of the Specified Employees, there is no strike, picket, work stoppage or work slowdown threatened against any of the Economy Companies. None of the Economy Companies is involved in or threatened with any labor dispute, grievance, unfair labor practice charge or litigation relating to labor matters involving any employees engaged in the SPPI Business. The Economy Companies are in material compliance with all laws relating to labor and employment including, without limitation, laws relating to fair employment practices, employment discrimination, wage and hour, safety and health, labor relations and terms and conditions of employment. None of the Economy Companies has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101 et seq.

     (x) Insurance. ss.4(x) of the Seller Disclosure Schedule sets forth a list of all policies and binders of fire, liability, product liability, workers' compensation, vehicular and other insurance covering any of the Economy Companies as of the date of this Agreement, other than (a) reinsurance and coinsurance treaties, and agreements listed on ss.4(k) of the Seller Disclosure Schedule, and (b) policies in respect of which any of the Economy Companies is an insured mortgagee or lessor. The policies and binders listed in ss.4(x) of the Seller Disclosure Schedule are valid and enforceable in accordance with their terms, are in full force and effect (assuming no default by any such insurer).

     (y) Books and Records. The Books and Records relating to the SPPI Business are true, complete and correct in all material respects. Seller has provided to Buyer or made available to Buyer on or prior to the date hereof copies of all written policies, procedures and guidelines relating to the SPPI Business, including all underwriting policies, procedures and guidelines, other than those written policies, procedures and guidelines which are not material to the conduct or operation of the SPPI Business.

5.  PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the date hereof and the Closing Date.

     (a) General. Each Party shall use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Transaction Documents to which it is a party.

     (b) Regulatory Approvals. Each Party shall use its reasonable best efforts, and shall reasonably cooperate with each other in such efforts, to obtain the approvals of all regulatory authorities required to be obtained by Seller or Buyer or by any Affiliate of Seller or Buyer in order to consummate the transactions contemplated by the Transaction Documents. Seller and Buyer shall make and cause their respective subsidiaries to make all necessary filings as soon as practicable, including, without limitation, those required by the Hart-Scott-Rodino Act and applicable insurance laws in order to facilitate prompt consummation of the transactions contemplated by the Transaction Documents. Each such Party hereby covenants to cooperate with the other such Party to the extent reasonably necessary to assist in making reasonable supplemental presentations to the Federal Trade Commission or the Antitrust Division of the Department of Justice, and if requested by either of them, to promptly amend or furnish additional information thereunder. Seller and Buyer shall use reasonable best efforts to provide such information and communications to Government Entities as such Government Entities may reasonably request. Each Party shall provide to the other Party copies of all non-confidential portions of applications filed or submitted with Government Entities in connection with this Agreement and shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated by the Transaction Documents.

     (c) Operation of Business. Prior to the Closing, except (i) as consented to by Buyer in writing, (ii) for the repayment by St. Paul of loans from Economy,
(iii) that Seller's internal actuaries will undertake a review of the Economy Companies' reserves shortly prior to the Closing Date and Economy will make such adjustments to the reserves as such actuaries in good faith deem appropriate to reflect the most recent information then available (it being understood that this process may result in a strengthening or releasing of reserves, and that any release of redundant reserves is expected to involve a dividend by Economy in an amount up to the amount of the redundancy to Seller), (iv) for an adjustment to Economy's reserves to ensure that the ULAE reserves attributable to the portion of the SPPI Business conducted by Economy is equal to 6.0% of the aggregate statutory loss reserves and allocated loss adjustment expense reserves, and (v) as otherwise expressly contemplated in the Transaction Documents, Seller shall, and covenants and agrees to cause each of the SPPI Affiliates to, conduct the businesses of the SPPI Affiliates (including, without limitation, underwriting, accounting, loss reserving practices and procedures and investment practices and procedures) only in the Ordinary Course of Business, to confer with Buyer concerning operational matters of a material nature and to use their respective reasonable best efforts to preserve the current business organization of each of the SPPI Affiliates, keep available the services of the current officers, employees, agents, brokers and managers of each of the SPPI Affiliates, and maintain the relationships and goodwill with policyholders, suppliers, landlords, creditors, employees, agents, brokers, managers and others having business relationships with any of the SPPI Affiliates; it being understood that prior to the Closing Date, Seller shall have transferred to an Economy Company (A) those employees who are primarily dedicated to the SPPI Business and (B) a number of shared service employees whose duties relate to, but are not limited to, the SPPI Business, necessary for the conduct of the SPPI Business, selected in good faith by Seller, who as of the date hereof are actively employed (within the meaning of ss.6(d)(i)), which shall aggregate to approximately 1,700 employees (the "SPPI Transferred Employees"). Prior to the Closing, except as consented to by Buyer in writing, and except as otherwise expressly contemplated in the Transaction Documents, Seller shall, and covenants and agrees to, cause each of the SPPI Affiliates not to make any material changes in their underwriting, account and loss reserving practices and procedures and investment practices and procedures with respect to the SPPI Business, and to maintain the relationships and goodwill with policyholders, agents, brokers and others having a business relationship with such SPPI Affiliate in respect of the SPPI Business. Prior to the Closing, Seller covenants and agrees to cause each of the SPPI Affiliates to use their reasonable best efforts to maintain the existing employment relationships with the Business Employees. Without limiting the generality of the foregoing, prior to the Closing, Seller shall not with respect to any of the SPPI Affiliates, and covenants and agrees to cause the SPPI Affiliates not to:

         (A) undertake any of the actions specified in clauses (ii) through (x) of ss.4(f);

         (B) terminate or amend any of the agreements set forth in ss.5(c)(B) of the Seller Disclosure Schedule;

         (C) induce, encourage or solicit for employment or employ with Seller or its Affiliates (other than the Economy Companies) any Business Employees, except as set forth in ss.5(c)(C) of the Seller Disclosure Schedule;

         (D) grant any powers of attorney; or

         (E) enter into any agreement which, if existing on the date hereof, would need to be disclosed on ss.4(k) of the Seller Disclosure Schedule.

     (d) Corporate Examinations and Investigations; Confidentiality. Seller will, and will cause each of the SPPI Affiliates and each of their respective representatives to (i) permit Buyer and its accountants, counsel and other authorized representatives of Buyer to have reasonable access during normal business hours, during the period prior to Closing, and in a manner so as not to unreasonably interfere with the normal business operations of the SPPI Affiliates, to business operations, premises, properties, personnel and books of or pertaining to the SPPI Affiliates, and tax records of the Economy Companies,
(ii) furnish Buyer and its accountants, counsel and other authorized representatives with such additional financial, technical, operating, and other data and information as Buyer may reasonably request, (iii) otherwise cooperate, and cause its and their officers and employees to cooperate fully, with the investigation by Buyer, and its accountants, counsel and other authorized representatives, of the SPPI Affiliates in a manner so as not to unreasonably interfere with the normal business operations of the SPPI Affiliates and (iv) permit Buyer and its independent certified public accountants to examine all accounting records and working papers pertaining to Economy's consolidated balance sheet as of December 31, 1998 and as of the end of any subsequent calendar quarter preceding the Closing Date and Statutory Statements for the year ended December 31, 1998 and for any subsequent calendar quarter preceding the Closing Date in a manner so as not to unreasonably interfere with the normal business operations of Seller or the SPPI Affiliates. No investigation pursuant to this ss.5(d) shall affect or be deemed to modify any representation or warranty made by Seller. All requests for information made pursuant to this ss.5(d) shall be directed to an executive officer of Seller or such other persons as may be designated by Seller. Buyer will treat and hold as such any Confidential Information it receives from Seller and the SPPI Affiliates in the course of the reviews contemplated by this ss.5(d), in accordance with the terms of the Confidentiality Agreement, dated May 27, 1999 between Buyer and St. Paul (the "Confidentiality Agreement"). Seller agrees to hold any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement as if Seller were the party obligated under such agreement.

     (e) Notice of Developments. Each Party shall as promptly as reasonably practicable give notice to the other Party of (i) any fact or condition that could (except as expressly contemplated herein) cause or constitute a breach of any of its representations and warranties in ss.3 or ss.4 above and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Transaction Documents.

     (f) Reinsurance Matters. Seller agrees, and agrees to cause Economy, to execute at or prior to the Closing the Commutation Agreement, with such changes as the Parties may hereafter mutually agree. Buyer agrees to cause Economy to take such actions, following the Closing, as may be required by such agreement or as reasonably requested by Seller in relation thereto.

     (g) Other Agreements. Buyer agrees to execute, and Seller agrees to execute, and each Party agrees to cause its respective affected Affiliates to execute, at or prior to the Closing Date, each of the Transaction Documents to which they are a party in substantially the forms attached hereto, with such changes as the Parties may hereafter mutually agree, and to execute such other agreements as may be agreed to by the Parties.

     (h) Additional Financial Statements. As soon as reasonably practicable after they become available in the Ordinary Course of Business, Seller shall furnish to Buyer any regularly prepared financial statements or Statutory Statements of any of the Economy Companies with respect to any period ending subsequent to March 31, 1999 and prior to the Closing Date.

     (i) Pre-Closing Maintenance of Insurance. From the date hereof through the Closing Date, Seller shall cause each of the SPPI Affiliates to maintain in force (including necessary renewals thereof) the insurance obtained directly in its name and covering it on the date hereof, except to the extent that such insurance may be replaced with materially equivalent policies appropriate to insure the assets, properties and business of the SPPI Affiliates to the same extent as currently insured.

     (j) Preservation of Licenses. From the date hereof up to the Closing Date, Seller shall cause the SPPI Affiliates to use reasonable best efforts to preserve their respective Licenses in full force and effect.

     (k) Intercompany Accounts. At least fifteen Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all intercompany accounts (other than accounts relating to or arising under reinsurance contracts) between any of the Economy Companies, on the one hand, and Seller or any of its other Affiliates (other than the Economy Companies), on the other hand. On the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth any changes in such accounts from the statement delivered pursuant to the preceding sentence.

     (l) Provision of Services to Seller. Prior to the Closing, the Parties will negotiate in good faith, and at the Closing the Parties will enter into, a services agreement, substantially in the form attached hereto as Exhibit E-2 (the "Buyer Services Agreement").

     (m) Year 2000 Matters.

         (i) Seller will continue to develop and actively execute its Seller Y2K Plan as contemplated by ss.3(a)(vii).

         (ii) Buyer will continue to develop and actively execute its Buyer Y2K Plan as contemplated by ss.3(b)(viii).

     (n) Florida Hurricane Catastrophe Fund. Seller will maintain its current level of participation in the Florida Hurricane Catastrophe Fund.

     (o) Hurricane Catastrophe Records. Seller shall provide to Buyer, within five (5) Business Days of this Agreement, the data files that contain personal lines information that is submitted by Seller to Risk Management Solutions, Inc. for hurricane and earthquake catastrophe modeling.

     (p) Cooperation. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as practicable, the transactions contemplated by the Transaction Documents and the underwriting of new and renewal policies of SPPI Business by the Buyer. Without limiting the generality of the foregoing: (i) Seller shall allow Buyer reasonable access to agents and vendors with respect to the SPPI Business, shall participate with Buyer in joint communications with policyholders, agents and vendors (in respect of such business and the transactions contemplated hereby and, in the case of agents, the arrangements with respect to incentive plans referred to in ss.6(i)), as well as state insurance departments having jurisdiction over the Economy Companies or the SPPI Business, and shall allow Buyer reasonable access to reinsurance records of Seller and its Affiliates with respect to the SPPI Business; (ii) Seller shall provide Buyer as soon as practicable after the date hereof with information concerning the Business Employees with respect to the date of hire, title and current rate of compensation, including bonus (if any) of each such employee; and (iii) Buyer and Seller will use their reasonable best efforts to ensure that all material SPPI IP licensed to Seller or an SPPI Affiliate is transferred or licensed to Buyer or a Buyer Affiliate. To the extent satisfactory transfers or license agreements for material SPPI IP cannot be arranged, the Parties will work in good faith to ensure that satisfactory alternative arrangements are made to ensure that Buyer has access to alternative but comparable Intellectual Property.

     Each of Seller and Buyer agree that it or one or more of its Affiliates will enter into a license agreement effective as of the Closing granting Buyer and its Affiliates the right to use certain of Seller's and its Affiliates' corporate names and acronyms (including the "St. Paul" and "USF&G" names or derivatives thereof) in connection with, and solely incidental to, new issuances and renewals of SPPI Policies by the SPPI Entities as contemplated by the Transaction Documents.

6.  POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the
Closing:

     (a) General; Confidentiality. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the prompt furnishing, execution, acknowledgment and delivery of any further assurances, instruments and documents). Each Party will keep, and will cause its Affiliates (including its agents, representatives and employees) to keep, confidential any Confidential Information of the other Party that it receives in the course of performing its obligations under this Agreement and will not, without the other Party's written consent, disclose any of such Confidential Information to any third party, or use any of such Confidential Information except in connection with performing its obligations hereunder. Notwithstanding the foregoing, to the extent that a Party may become legally compelled, in connection with its financial, regulatory or tax reporting, its disclosure obligations under applicable securities laws or otherwise, such Party may disclose such information if such Party shall first have used reasonable best efforts to, and if practicable, shall have afforded the other Party an opportunity to obtain an appropriate protective order or other assurance of confidential treatment for the information required to be disclosed, in each case to the reasonable satisfaction of such other Party. Upon termination of this Agreement, each Party will return, and will cause its Affiliates (agents, representatives and employees, as applicable) to return, to the other party all tangible embodiments (including all copies) of the Confidential Information which are in its respective possession.

     (b) Cooperation. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as practicable, the transactions contemplated by the Transaction Documents. Buyer and Seller will use their reasonable best efforts to ensure that all material SPPI IP licensed to Seller or an SPPI Affiliate is transferred or licensed to Buyer or a Buyer Affiliate. To the extent satisfactory transfers or license agreements for material SPPI IP cannot be arranged, the Parties will work in good faith to ensure that satisfactory alternative arrangements are made to ensure that Buyer has access to alternative but comparable Intellectual Property.

     (c) Transition to Buyer Policy Forms. (i) Commencing on the Closing Date and for a period of three years thereafter, as reasonably requested by Buyer, Seller shall issue or renew contracts of the type included in the SPPI Business, provided, that the Seller shall not be required to issue contracts pursuant to this ss.6(c) in any state if (A) Buyer has completed the modification of systems used principally in the conduct of the SPPI Business to permit such systems to input, process and output information in accordance with Buyer's business practices and (B) Buyer has obtained insurance department approval of its own rates, forms and rules in such state. Buyer shall use its reasonable best efforts, with the assistance and cooperation of Seller, to complete the systems modifications and to obtain the policy rates, forms and rules approvals referred to in the previous sentence as soon as is reasonably practicable after the Closing Date.

     (d) Employees and Employee Benefits.

         (i) For purposes of this Agreement, "Business Employees" shall mean the SPPI Transferred Employees and the employees who are actively employed by the Economy Companies on the Closing Date, as listed in ss.6(d)(i) of the Seller Disclosure Schedule. For purposes of this Agreement, "actively employed" shall mean employees who as of the Closing Date are currently performing personal services primarily in the conduct of the SPPI Business, including employees on temporary leaves of absences and short-term disability who are reasonably expected to return to active employment, but excluding former employees, employees on long-term disability and other employees on leave who are not expected to return to active employment; it being understood that any employee set forth in ss.6(d)(i) of the Seller Disclosure Schedule who is on long-term disability as of the Closing Date and who returns to active employment with Buyer or any of its Affiliates, within the six-month period following the Closing Date, shall be considered a "Business Employee" as of the date of such employee's return to active employment for all purposes hereunder. For at least one year following the Closing Date, Buyer shall provide or shall cause its Affiliates to provide to the Business Employees (i) the same or greater base salaries and wages as in effect prior to the Closing Date (other than reductions based on a change in responsibilities, position or hours), and (ii) employee benefits on a basis no less favorable than those provided to similarly situated employees of Buyer and its Affiliates which are engaged in personal insurance operations. Notwithstanding the foregoing, during the one-year period commencing on the Closing Date, Buyer shall provide the Business Employees with severance benefits that are at least equal to the schedule of severance benefits set forth in ss.6(d)(ii) of the Seller Disclosure Schedule. Seller shall be responsible for all accrued salary, wages and bonuses with respect to the Business Employees, as of the Closing Date, but Seller shall be entitled to receive payment from the Economy Companies of any intercompany debt which is outstanding as of the Closing Date, set forth in ss.6(d)(i) of the Seller Disclosure Schedule, in respect of such items paid by Seller on or prior to the Closing Date.

     Notwithstanding the foregoing or anything elsewhere in this ss.6(d), nothing in this Agreement shall be construed as limiting in any way the right of Buyer or its Affiliates to terminate the employment of any Business Employee or to modify, amend or terminate any employee benefit plan.

         (ii) Effective on the later of the Closing Date or the expiration of the Leasing Period (the "Transfer Date"), each Business Employee who is a participant in The St. Paul Companies, Inc. Stock Ownership Plan and each Business Employee who is a participant in The St. Paul Companies, Inc. Executive Savings Plan shall cease to be an active participant therein and Seller shall take such actions as are necessary to cause the Business Employees to be vested in his or her account balances thereunder, pro-rated for the partial year of service in which the Closing Date occurs. Seller shall amend The St. Paul Companies, Inc. Stock Ownership Plan as necessary to provide that the Business Employees shall be entitled to share in the allocation of company matching contributions and performance shares based on their compensation and pre-tax employee contributions up to the Transfer Date (subject, with respect to amounts attributable to the Leasing Period, to Buyer's obligation to reimburse Seller under the provisions of ss.6(d)(vi)). As soon as practicable following the Transfer Date, Seller shall offer each of the Business Employees the option of electing a distribution from The St. Paul Companies, Inc. Stock Ownership Plan and The St. Paul Companies, Inc. Savings Plus Plan (collectively, "Seller DC Plans"), which distribution shall be offered and made in compliance with
     Section 401(k)(10) of the Code to the extent applicable. Buyer agrees to cause its tax qualified defined contribution plan to permit each such Business Employee who is a participant in the Seller DC Plans to effect a direct rollover of the taxable portion of such participant's accrued benefits under Seller DC Plans in cash to Buyer's defined contribution plan ("Buyer DC Plan"), provided Buyer determines such distribution constitutes an "eligible rollover distribution" under Section ss.401(a)(31) of the Code; it being understood that Buyer may, in its sole discretion, determine to accept or not accept the direct rollover of outstanding participant loans held by any Business Employee. Seller and Buyer agree to cooperate in order to effect the direct rollover of accrued benefits with respect to those Business Employees who elect a direct rollover of their distribution from Seller DC Plans to Buyer's DC Plan in accordance with the foregoing. Buyer agrees to take all actions necessary to cause the Buyer DC Plan to accept the qualifying direct rollovers elected by the Business Employees in accordance with the foregoing.

         (iii) The St. Paul Companies, Inc. Employees' Retirement Plan (the "Seller Retirement Plan") shall retain liability for all accrued benefits of the Business Employees under the Seller Retirement Plan.

         (iv) Seller shall retain liability to provide post-retirement welfare benefits for all employees of the SPPI Entities and the Economy Companies (and their dependents) who are eligible to receive such benefits as of the Closing Date and has in fact retired as of such date. Buyer shall provide post-retirement welfare benefits to all Business Employees who are eligible for such benefits as of the Closing Date, but who have not retired as of the Transfer Date, on the same basis as it provides post-retirement welfare benefits for its similarly situated employees who are engaged in personal insurance operations. Seller and Buyer agree that Seller shall pay Buyer an amount equal to the accrued post-retirement welfare benefits for Business Employees who are eligible for such benefits as of the Closing Date, but who have not retired as of the Transfer Date, calculated on the basis of FAS 106 and the assumptions utilized by Seller in its most recent financial statements prepared in accordance with GAAP. Seller shall calculate such amount as soon as practicable following the Transfer Date, and Buyer shall be entitled to review and approve such calculation as to its accuracy (but shall not contest the assumptions stated above). The Parties agree that any such payment shall be made as soon as practicable thereafter and shall be deemed to be an adjustment to the portion of the Aggregate Purchase Price allocated to the Shares and shall be treated by the parties as an adjustment to such purchase price for purposes of Federal and state taxes; provided, however, that the amount of such adjustment shall not reduce the portion of the Aggregate Purchase Price allocated to the Shares to less than the amount determined under clause (x) of ss. 2(a)(vii) hereof. Notwithstanding the foregoing, if the Closing Date does not occur during the calendar year 1999, all references herein to the term "Transfer Date" shall be deemed to be references to the "Closing Date."

         (v) With respect to each Business Employee:

              (A) Buyer shall waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plan maintained or sponsored by or contributed to by, Buyer for such Business Employee as of the Transfer Date; provided such conditions, waiting periods, exclusions or similar provisions did not preclude coverage for such Business Employee as of the Transfer Date under the comparable plans of Seller.

              (B) Seller's welfare benefit plans shall be responsible for claims covered by Seller's welfare benefit plans, provided that such claims were incurred prior to the Transfer Date (subject, in the case of claims incurred during the Leasing Period, to Buyer's obligation to reimburse Seller under the provisions of ss.6(d)(vi)); and Buyer shall assume responsibility for welfare benefit claims relating to Business Employees incurred on or after the Transfer Date under its welfare benefit plans. For this purpose, a claim is incurred (i) when the medical or other service giving rise to the claim is performed, (ii) in the case of death, at the time of such death, and (iii) in the case of long-term disability, the date as of which an employee has been determined to be eligible for long-term disability benefits under the applicable long-term disability plan (as determined by the relevant insurance carrier).

              (C) Buyer shall recognize the service of each Business Employee with either Seller or Seller's other Affiliates prior to the Transfer Date for all purposes

         (other than benefit accrual under Buyer's pension plans) under each of Buyer's employee benefit plans (including but not limited to vacation and severance entitlement; provided, however, that in the case of post-retirement welfare benefits, Buyer shall recognize such service solely with respect to Business Employees who are eligible for such benefits as of the Closing Date, but who have not retired as of the Transfer Date.

              (D) Seller shall be responsible for satisfying obligations under ss.601 et. seq. of ERISA and ss.4980B of the Code ("COBRA"), to provide continuation coverage to or with respect to any Business Employee in accordance with law with respect to any "qualifying event" occurring before the Transfer Date (subject, with respect to qualifying events occurring during the Leasing Period, to Buyer's obligation to reimburse Seller under the provisions of ss.6(d)(vi)). Buyer shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Business Employee in accordance with law with respect to any "qualifying event" which occurs on or following the Transfer Date.

              (E) Not later than March 15, 2000, Buyer shall pay the 1999 annual bonuses for performance in respect of the period from January 1, 1999 through the Closing Date to the SPPI Transferred Employees who remain employed by Buyer or any of its Affiliates on March 1, 2000 (the "Bonus Eligible Employees") in an amount specified by Seller based upon each Bonus Eligible Employee's target bonus adjusted by actual performance in relation to financial measures and individual objectives under The St. Paul Companies, Inc. Annual Incentive Plan or The St. Paul Companies, Inc. Management Annual Incentive Plan, as applicable (applied by Seller in good faith consistent with past practice), pro-rated for the number of days from January 1, 1999 through the Closing Date (the "Accrued Bonuses"). In connection therewith, Buyer agrees to provide Seller with the names of the Bonus Eligible Employees promptly following March 1, 2000, but in no event later than March 8, 2000. Seller shall reimburse Buyer for the aggregate amount of the Accrued Bonuses no later than March 15, 2000.

         (vi) Notwithstanding anything to the contrary contained in this ss.6(d), for the period commencing as of the Closing and ending 12:01 a.m. Central Standard Time on January 1, 2000 (the "Leasing Period"), Seller shall retain all Business Employees as employees of Seller and shall lease the services of such Business Employees to Buyer. Buyer agrees to promptly reimburse Seller, after receiving written request from Seller setting forth the details thereof, for all compensation, payroll or other taxes, employee benefits, out-of-pocket costs, charges, expenses, fees and any other liability (including any liability for wrongful termination resulting from a termination of a Business Employee made at the request of Buyer) incurred by Seller in the ordinary course with respect to Business Employees and their dependents with respect to the Leasing Period (including the accrual of additional pension, bonus and vacation entitlement accrued for the Leasing Period that is vested and/or paid by Seller during the Leasing Period); provided that with respect to any Business Employee who has a "qualifying event" with respect to the continuation coverage requirements under COBRA prior to the end of the Leasing Period (either with respect to himself or his spouse or dependents), Buyer also agrees to reimburse Seller for the amount of claims paid by Seller in excess of $500,000 in the aggregate per Business Employee (or per each of such Business Employee's spouse or dependents). All calculations for amounts to be reimbursed hereunder shall be made in a manner reasonably consistent with Seller's past practice for intercompany allocation of expenses to the SPPI Entities and the Economy Companies in the manner to be specifically agreed in writing by Seller and Buyer within 10 Business Days of the date hereof. During the Leasing Period, (i) the Business Employees shall remain participants in the same benefit plans and programs of Seller, under the same terms and conditions that such Business Employees participated in immediately prior to the Closing Date, (ii) Seller shall continue to pay the same regular compensation to the Business Employees as was in effect as of the Closing Date in a timely manner and consistent with past practices,
     (iii) Seller shall be responsible for the payment of all payroll taxes (FICA, FUTA and withholding) and other applicable Taxes in respect of the Business Employees, (iv) the Business Employees shall be subject to the management and direction of Buyer as lessor and (v) Seller shall not terminate the employment of any Business Employee without the consent of Buyer, which consent shall not be unreasonably withheld.

         (vii) Seller shall be responsible for all deferred compensation due under Seller's unfunded non-qualified deferred compensation plans with respect to services rendered prior to the Transfer Date by any Business Employee (subject, with respect to amounts attributable to the Leasing Period, to the Buyer's obligation to reimburse Seller under the provisions of ss.ss.6(d)(vi)).

         (viii) Buyer shall indemnify and defend Seller and hold Seller harmless from and against any Adverse Consequences which may be incurred or suffered by Seller under the Worker Adjustment and Retraining Notification Act or any similar state law with respect to the Business Employees arising out of, or relating to, any actions taken by Buyer or its Affiliates with respect to the Business Employees on or after the Closing Date.

         (ix) On the Closing Date and for a period of two years thereafter, (A) neither Seller nor any of its Affiliates shall induce, encourage or solicit for employment with Seller or any of its Affiliates any Business Employees (except those listed in ss.5(c)(C) of the Seller Disclosure Schedule) and
     (B) neither Buyer nor any of its Affiliates shall induce, encourage or solicit for employment with Buyer or any of its Affiliates any employees of Seller or Affiliates of Seller.

    (e) Tax Matters.

         (i) Seller hereby indemnifies Buyer and each of the Economy Companies against and agrees to hold them harmless from: (i) any Tax of any of the Economy Companies with respect to taxable periods ending before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending on, as of the close of, or after the Closing Date, any Taxes imposed on or in respect of any of the Economy Companies which are allocable, pursuant to ss.6(e)(ii), to the portion of such period ending on the Closing Date; (iii) any Taxes imposed on or in respect of any corporation (other than Taxes imposed in a Post-Closing Tax Period on any of the Economy Companies, or Buyer or any affiliate of Buyer) with which any of the Economy Companies filed a Tax Return on a combined or consolidated basis for any taxable period that includes the Closing Date, or that ends on, as of the close of or before the Closing Date (including, without limitation, any Taxes for which any of the Economy Companies would be liable pursuant to the provisions of Treasury Regulation Section 1.1502-6 (the sum of (i), (ii) and (iii) being referred to herein as a "Tax Loss"); provided, however, that Seller shall have no obligation to indemnify Buyer or any of the Economy Companies from any Taxes allocable under ss.6(e)(ii)(x) and (y) until the aggregate amount of such Taxes exceeds the aggregate amount of such Taxes accrued and reflected as a current liability on Economy's statutory balance sheet as of March 31, 1999, adjusted for payments under ss.6(e)(iv), plus prior estimated Tax payments made by Seller, an Affiliate of Seller or any of the Economy Companies prior to Closing with respect to such accrued Taxes (the "Tax Reserves"), in which case Buyer will be entitled to indemnity for the entire excess amount. Seller shall have no obligation to indemnify Buyer or any of the Economy Companies from any Taxes allocable under ss.6(e)(ii)(z) until the aggregate amount of such Taxes exceeds $20,000, in which case Buyer will be entitled to indemnity for the entire excess amount.

         (ii) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends on, as of the close of, or after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

              (x) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the taxable year ended or is treated as ending on the Closing Date;

              (y) in the case of any premium tax, the amount which would be payable with respect to the direct premiums written during the period that ends on the Closing Date (taking into account the rates and credits allocable to the pre-Closing period that would be available if such period were treated as a separate year for premium tax purposes); and

              (z) in the case of Taxes other than taxes based upon or related to income or receipts and premium taxes, the amount which would be payable if the taxable year ended or is treated as ending at the end of the Closing.

For purposes of this ss.6(e), "Post-Closing Tax Period" means any Tax period ending after the Closing Date, except that for Tax periods beginning before and ending after the Closing Date, only the portion of such period beginning after the Closing Date will be considered to be a "Post-Closing Tax Period."

         (iii) Buyer hereby indemnifies Seller against and agrees to hold it harmless from: (i) any Tax of any of the Economy Companies with respect to taxable periods that begin after the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes imposed on or in respect of any of the Economy Companies which are allocable, pursuant to ss.6(e)(ii), to the portion of such period beginning after the Closing Date (the sum of (i) and (ii) being referred to herein as a "Tax Loss");

         (iv) Buyer shall pay to Seller the amount of the excess, if any, of the Tax Reserves over the actual amount of such Taxes paid by Buyer (or by or on behalf of any of the Economy Companies, including any estimated payment of Taxes). Such payment will be made within thirty (30) days of the date of filing of the last to be filed of any Tax Return for taxable periods that begin before and end on or after the Closing Date.

         (v) Seller or an Affiliate of Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Economy Companies for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Returns with respect to Taxes that are required to be filed by or with respect to any of the Economy Companies for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay Buyer the Taxes for which Seller is liable pursuant to paragraph (i) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence by the later of (x) 10 days prior to the due date for the filing of such Tax Returns and (y) 30 days from the receipt by Seller of notification from Buyer of the amount due. In order to assist Buyer in assuming responsibility for the preparation of Tax Returns which Buyer is obligated to file pursuant to this paragraph (v), Seller shall prepare and provide to Buyer any such Tax Returns that are required to be filed within the 90-day period following the Closing Date. The actual cost related to the preparation and delivery of such Tax Returns shall be shared equally by Seller and Buyer.

         (vi) Seller and Buyer may agree to net the payments to be made pursuant to paragraphs (iv) and (v).

         (vii) In the event that any Tax liability for which Seller or Buyer, as the case may be, has made a payment under paragraph (iv) or (v), is determined pursuant to a Final Determination (as defined below) to be different than the Tax liability with respect to which such payment was previously made, then Seller and Buyer shall redetermine the amount of the payments to be made pursuant to paragraphs (iv) and (v) based on the redetermined Tax liability, and Seller or Buyer, as the case may be, shall make a payment to the other party with respect to the redetermined amount. If Buyer or Seller, as the case may be, makes a payment pursuant to this paragraph (vii) in respect of an amount previously paid to Buyer or Seller by the other party, the payment under this paragraph (vii) shall include interest calculated from the date of the original payment to the date a payment is made under this paragraph (vii) at the Applicable Rate. For purposes of this ss.6(e), a "Final Determination" means (x) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (y) the payment of such Tax by the party responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party determines that no action should be taken to recoup such payment.

         (viii) Any payment by Seller or Buyer, as the case may be, with respect to any Tax Loss, to the extent not previously made under paragraph (iv),
     (v), or (vii), shall be made not later than 30 days after receipt by Seller or Buyer, as the case may be, of written notice stating that any Tax Loss has been paid by Buyer or Seller, as the case may be, or any of their respective affiliates.

         (ix) Buyer shall pay to Seller (x) the highest rate provided in Section 11 of the Code multiplied by the amount of any Economy Companies' net operating loss carryforward to a Post-Closing Tax Period, with respect to net operating losses arising in any Tax Period ending on or before the close of business on the Closing Date, which is included in any Tax Return of Buyer or an Affiliate of Buyer, and (y) 100% of the amount of any Economy Companies tax credit carryforward, with respect to tax credits arising in any Tax Period ending on or before the close of business on the Closing Date, which is included in any Tax Return of Buyer or an Affiliate of Buyer. Any such payment shall be made within 30 days after the filing of the applicable Tax Return in which such net operating loss carryforward or credit carryforward is included. In the event that all or a portion of the amount of any net operating loss carryforward or credit carryforward for which Buyer has made a payment to Seller under this paragraph (ix) is disallowed pursuant to a Final Determination, then Seller and Buyer shall redetermine the amount of the payment to be made pursuant to this paragraph
     (ix) and Seller or Buyer, as the case may be, shall make a payment to the other Party with respect to the redetermined amount. If Seller or Buyer, as the case may be, makes a payment pursuant to this paragraph (ix) in respect of an amount previously paid to Seller by Buyer, the payment under this paragraph (ix) shall include interest calculated from the date of the original payment to the date a payment based on the redetermined amount is made at the Applicable Rate.

         (x) If Seller's indemnification obligation under this ss.6(e) arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, the Economy Companies, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then within 30 days after the filing of the applicable Tax Return in which such Tax Benefit is claimed, Buyer shall pay to Seller the amount as certified by the Buyer's tax department equal to the excess of (x) the amount of Taxes that would have been payable by any of the Economy Companies, Buyer or any Affiliate of Buyer with respect to such Tax period in the absence of such Tax Benefit over (y) the amount of Taxes actually paid; provided, however, that Buyer shall be required to make a payment to Seller under this paragraph (x) only to the extent that Seller has made an actual indemnity payment to Buyer. If Buyer's indemnification obligation under this ss.6(e) arises in respect of an adjustment which makes allowable to Seller, any of its Affiliates or, for Tax periods ending prior to the Closing, the Economy Companies, any Tax Benefit which would not, but for such adjustment, be allowable, then within 30 days after the filing of the applicable Tax Return in which such Tax Benefit is claimed, Seller shall pay to Buyer the amount as certified by the Seller's tax department equal to the excess of (x) the amount of Taxes that would have been payable by any of the Economy Companies, Seller or any Affiliate of Seller with respect to such Tax period in the absence of such Tax Benefit over (y) the amount of Taxes actually paid; provided, however, that Seller shall be required to make a payment to Buyer under this paragraph (x) only to the extent that Buyer has made an actual indemnity payment to Seller.

         (xi) Any tax allocation or tax sharing agreement that may have been entered into by any of the Economy Companies (other than the agreement among the Economy Companies) shall be terminated as to all of the Economy Companies as of the Closing Date, and no payments which are owed by any of the Economy Companies shall be made thereunder.

         (xii) Each Party agrees to provide or cause its Affiliates to provide at no cost and within a reasonable time any information reasonably necessary for the preparation of any tax returns or for addressing any audit issues.

         (xiii) It is the intent of Buyer and Seller that Buyer or Seller, as the case may be, shall make one payment to the other party under ss.6 and ss.8 of this Agreement in respect of any Tax or any liability, cost, expense, loss, damage, assessment, settlement or judgment, and once such payment has been made, such Tax, liability, cost, expense, loss, damage, assessment, settlement or judgment shall not give rise to any further payment under ss.6 or ss.8; provided, however, that any such payment shall be calculated on an after-Tax basis giving effect to the Tax consequences of the payment, and the loss or expense for which indemnification is being made, to the indemnified party.

         (xiv) All payments under this ss.6(e) shall be treated by the Parties as an adjustment to the purchase price.

         (xv) At the election of Buyer, Seller and Buyer shall take all actions necessary and appropriate (including timely filing such forms, Tax Returns, elections, schedules and other documents as may be required), at each Party's cost and expense, to effect and preserve a timely Section 338(h)(10) election (including, at the election of Buyer, a Section 338(h)(10) election in respect of any acquired subsidiary) in accordance with the requirements of Section 338 of the Code (and any corresponding elections under state or local tax law) (collectively the "Section 338(h)(10) Elections"), and Seller and Buyer shall report the sale of the Shares pursuant to this Agreement consistently with the Section 338(h)(10) Elections and shall take no position contrary thereto or inconsistent therewith in any Tax Return, in any discussion with or proceeding before any taxing authority, or otherwise. Buyer shall notify Seller in writing of its decision whether to make a Section 338(h)(10) Election within 60 days of Buyer's receipt of the Closing Balance Sheet pursuant to ss.2(d)(ii) hereof. Seller shall deliver to Buyer five copies of an Internal Revenue Form 8023 ("Election under Section 338 for Corporations Making Qualified Stock Purchases"), completed as reasonably agreed by the parties and duly executed by the Seller within 20 days of receipt from Buyer of the written notification referred to in the previous sentence. Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide Seller with copies of (A) any necessary corrections, amendments or supplements to such Form 8023 as reasonably agreed to by the Parties or as necessary to conform the allocation of the purchase price to the Allocation Statement (as defined below) or any Revised Statement (as defined below),
     (B) all attachments required to be filed therewith pursuant to the applicable Treasury regulations, and (C) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Section 338(h)(10) Elections. At the request of Buyer, Seller shall execute and deliver to Buyer, within ten days after a request therefor by Purchaser, such documents or forms as are required by any Tax laws properly to complete the Section 338(h)(10) Elections. Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller and Buyer in order timely to file the Section 338(h)(10) Elections and any other required statements or schedules. Seller shall (A) promptly execute and deliver to Buyer any amendments subsequent to the filing of the
     Section 338(h)(10) Elections to Form 8023 (and any comparable state and local forms) and attachments which are required to be filed under applicable law and are reasonably requested by Buyer, (B) comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury regulations thereunder, and (C) take no action inconsistent with the requirements for filing the Section 338(h)(10) Elections under the Code and the applicable Treasury regulations. Buyer shall provide to Seller a proposed statement (the "Allocation Statement") allocating the purchase price and any other payments made by Buyer pursuant to this Agreement and any other items that are treated as additional purchase price for tax purposes, among the assets of the Economy Companies. Within 20 days after the receipt of such Allocation Statement, Seller shall propose to Buyer any changes to the Allocation Statement or shall indicate its concurrence therewith. Thereafter, Buyer shall provide to Seller from time to time revised copies of the Allocation Statement (the "Revised Statements") so as to report any matters on the Allocation Statement that need updating (including purchase price adjustments, if any). Within 20 days after the receipt of any Revised Statement, Seller shall propose to Buyer any changes to such Revised Statement or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. Buyer and Seller shall endeavor in good faith to resolve any differences with respect to the Allocation Statement or any Revised Statement within 10 days after Buyer's receipt of notice of objections or suggested changes from Seller. The costs of preparing the Allocation Statement and any supporting materials, including any appraisals, shall be borne by Buyer. If Buyer elects to make the Section 338(h)(10) Elections, Buyer and Seller shall allocate the purchase price in connection therewith in accordance with the Allocation Statement or, if applicable, the last Revised Statements, provided by Buyer to Seller and agreed to by Buyer and Seller pursuant to this paragraph, and subject to the requirements of any applicable Tax law or election, all Tax Returns and reports filed by Buyer and Seller shall be prepared consistently with such allocation. If Seller shall have withheld its consent to such allocation, which consent shall not be unreasonably withheld, and Buyer and Seller have acted in good faith to resolve the differences with respect to the items on the Allocation Statement or any Revised Statement and, thereafter, Buyer and Seller are unable to resolve such differences which in the aggregate are material in relation to the aggregate purchase price for the assets, Buyer and Seller shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the allocation provided in such schedules except with respect to the items that are the subject of such material difference.

     (f) Use of Names. Notwithstanding any inference or prior course of conduct to the contrary, and except as necessary in order for Buyer to exercise its rights and perform its obligations as contemplated by the Buyer Reinsurance and Facility Agreements and the Buyer Services Agreement, in no event shall Buyer or any Affiliate of Buyer have any right to use any corporate name or acronym of a Seller or any of its Affiliates in any jurisdiction, including the names and acronyms set forth in ss.6(f)(i) of the Seller Disclosure Schedule, or any registered or unregistered trademark, trade name, or any registered or unregistered service mark or any application or registration therefor, owned by, licensed to or used by a Seller or any of its Affiliates or any other name, term or identification that suggests, simulates or is confusing due to its similarity to any of the foregoing, except to the extent specified in ss.6(f)(ii) of the Seller Disclosure Schedule.

     (g) Transfer of Data. Seller will fully cooperate with and use its reasonable best efforts to transfer to Buyer, at Buyer's request, copies of any and all of its or its Affiliates' documents, data and information (including but not limited to policy forms, expiration files, customer account records, and underwriting, claims and processing materials, and any correspondence or other communications related thereto), whether in written or electronic form, which are necessary, appropriate or desirable for the Buyer to perform its premium processing, reserving, accounting, investing, compliance, information technology, human resources, administrative claims handling, underwriting and other functions with respect to the transferred SPPI Assets. Any such data and information in the form used by Seller shall be provided to Buyer at no cost.

     (h) Non-Competition. Except as contemplated by this Agreement or any of the Transaction Documents:

         (i) For a period of five (5) years following the Closing Date, neither Seller nor any of its Affiliates shall (A) offer, issue, sell, refer or promote, directly or indirectly, any lines of insurance included within the SPPI Business in the United States or its territories; (B) provide administrative services with respect to any lines of insurance included within the SPPI Business in the United States or its territories; or (C) otherwise engage in any lines of insurance included within the SPPI Business in the United States or its territories; provided, however, that Seller or its Affiliates may engage in the activities described in the foregoing clauses (A), (B), or (C) in connection with the sale or servicing of a line of insurance included within the SPPI Business to the extent they are immaterial, incidental and an accommodation to specific policies of commercial insurance written by Seller or an Affiliate;

         (ii) For a period of five (5) years following the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly offer, issue, sell, refer or promote nonstandard personal automobile liability insurance through any of the agents of either Seller or any of the Seller's Affiliates that, as of any time in the 12 months prior to the Closing, offered, wrote, produced, issued, sold or promoted any lines of insurance included within the SPPI Business on behalf of the SPPI Affiliates (the "Personal Lines Agents"); provided, however, that Seller or its Affiliates may offer, issue, sell, refer or promote, directly or indirectly, any such insurance through a Personal Lines Agent of the following Seller Affiliates with which such entities had a prior relationship: Victoria Fire and Casualty Co., Titan Indemnity Company, Titan Insurance Company, Victoria Insurance Co., Victoria Automobile Insurance Co. and Victoria National Insurance Co.; and provided, further, however, that if on the Closing Date the number of such Personal Lines Agents (as certified by Seller to Buyer) exceeds 100, Buyer and Seller will consult and, if Buyer requests, Seller will terminate the appointment of such number of agents as is necessary to reduce the number of such agents to a number that is acceptable to Buyer, which number shall not be less than 100.

         (iii) Notwithstanding any other provision of this ss.6(h) to the contrary, any entity that becomes an Affiliate of Seller following the Closing Date by means of acquisition, merger, or any other business combination (a "New Affiliate") may offer, issue, sell, refer or promote, directly or indirectly, any lines of insurance included within the SPPI Business in the United States or its territories; provided that the New Affiliate does not offer, issue, sell, refer or promote, directly or indirectly, any such insurance though a Personal Lines Agent with which such New Affiliate did not have a prior relationship; the New Affiliate does not use the St. Paul or USF&G name or any derivative thereof (either alone or in combination with any other name) in connection with the offer, issuance, sale or promotion of such insurance; and the New Affiliate was engaged in the offer, issuance, sale or promotion of personal lies insurance prior to the time of becoming a New Affiliate. Neither Seller nor any of its Affiliates shall take any action to promote any such business between any New Affiliate and any Personal Lines Agent;

         (iv) For a period of five (5) years following the Closing Date, neither Buyer nor any of its Affiliates shall directly or indirectly offer, issue, sell, refer or promote commercial property and casualty insurance through any of the Personal Lines Agents, other than in the case of non-systematic or accommodation exceptions.

     Notwithstanding any other provision of this ss.6(h) to the contrary, neither Seller nor its Affiliates shall be prohibited from making investments in the Ordinary Course of Business in entities engaging in any lines of insurance included within the SPPI Business.

     This ss.6(h) shall not be binding upon an Affiliate of Seller after the time such Person ceases to be an Affiliate of Seller. This ss.6(h) also shall not be binding upon any Person which is not an Affiliate of Seller and which acquires all or substantially all of the capital stock or assets of St. Paul through merger, consolidation, tender offer, acquisition of assets or otherwise; provided that St. Paul and its Affiliates shall not provide information with respect to the Personal Lines Agents to such Person and such Person shall not use the St. Paul or USF&G name or any derivative thereof (either alone or in combination with any other name) in the offer, issuance, sale or promotion of personal lines insurance which is the subject of the provisions of this ss.6(h).

     (i) Agent Incentive Programs. Seller and Buyer shall use their reasonable efforts to ensure that the agents for the SPPI Business are permitted to continue to participate in the Seller's agent incentive programs (including, without limitation, Seller's Top Brass Program, its Agents' Profit Sharing Plan, its Peak Performers Program and its Sydney Olympics Program) with full credit being provided to such agents under such programs for their continued sales of personal lines policies until three years after the Closing Date. Buyer and Seller agree that each will be responsible for its proportionate share of the cost of such programs, based upon whether Seller or Buyer owned the SPPI Business at the time the policies resulting in credits under the respective incentive programs were issued. After three years the parties will negotiate in good faith to jointly extend participation in these and/or similar programs for an additional period of time.

7.  CONDITIONS TO OBLIGATION TO CLOSE

     (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (or such earlier date as specified in the representations or warranties), except for such failures to be true and correct as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the SPPI Business taken as a whole;

         (ii) from the date of this Agreement to the Closing Date, no material adverse change in the financial condition or business of the SPPI Business taken as a whole shall have occurred and no event or development shall have occurred that is reasonably likely to have a Material Adverse Effect on the SPPI Business taken as a whole;

         (iii) Seller shall have performed and complied with all of its covenants, agreements, undertakings and obligations hereunder in all material respects through the Closing;

         (iv) there shall not be any injunction, judgment, order, decree, ruling, action or suit in effect, pending or threatened in writing, of or by any Government Entity that (A) seeks to prevent or prevents consummation of, or modifies or seeks to modify in any material respect the carrying out of, any of the transactions contemplated by the Transaction Documents, (B) seeks or imposes material damages in connection with any of the transactions contemplated by the Transaction Documents, (C) questions the validity or legality of any of the transactions contemplated by the Transaction Documents or (D) seeks to impose material conditions upon the ownership or operation of any of the Economy Companies or the conduct of the SPPI Business by Buyer or the operation of Buyer or any Affiliate of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents, and neither Party shall have received any written request for postponement of the Closing from any Government Entity;

         (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all required consents and approvals from the insurance departments of the states having jurisdiction, including but not limited to the States of Illinois, Minnesota, Rhode Island and New York;

         (vi) Seller shall have (A) executed and delivered, or caused its Affiliates to execute and deliver, to Buyer each of the Transaction Documents to which Seller or such Affiliates are a party and (B) delivered to Buyer (x) a list of the SPPI Policies, on a computer disk or other electronic form reasonably acceptable to Buyer, containing the same and (y) a list of all presently licensed agents of Seller and its Affiliates who, as of the Closing Date, sold the SPPI Policies;

         (vii) the closing under the Commutation Agreement with Economy shall have occurred and Seller shall have transferred to Economy consideration as set forth in the Commutation Agreement;

         (viii) Seller shall have delivered to Buyer a certificate signed by a senior executive officer of Seller to the effect that each of the conditions specified above in ss.ss.7(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) is satisfied in all respects;

         (ix) Seller shall have delivered to Buyer a certificate of the secretary or assistant secretary of Seller and the other SPPI Affiliates, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Seller or an SPPI Affiliate, as the case may be, authorizing the execution, delivery and performance of the Transaction Documents to which they are a party, as to the status and signature of each of their officers who executed and delivered the Transaction Documents to which they are a party and any other document delivered by them in connection with the consummation of the transactions contemplated by the Transaction Documents, and as to the Economy Companies, a certificate of the secretary or assistant secretary of the Economy Companies as to the Economy Companies' charters and by-laws (or equivalent documents) (certified by the applicable Government Entity), and as to their due organization, existence and good standing;

         (x) all material consents of third parties (other than consents of Government Entities) to the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained;

         (xi) Seller shall have transferred to Buyer all permits and licenses required to be transferred prior to the Closing by any Environmental Law; and

         (xii) Buyer shall have received written resignations of each of the directors and officers of the Economy Companies in accordance with ss.2(c) hereof.

Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (or such earlier date specified in such representation or warranty);

         (ii) Buyer shall have performed and complied with all of its covenants, agreements, undertakings and obligations hereunder in all material respects through the Closing Date;

         (iii) there shall not be any injunction, judgment, order, decree, ruling, action or suit in effect, pending or threatened in writing, of or by any Government Entity that (A) seeks to prevent or prevents consummation of, or modifies or seeks to modify in any material respect the carrying out of, any of the transactions contemplated by the Transaction Documents, (B) seeks or imposes material damages in connection with any of the transactions contemplated by the Transaction Documents, (C) questions the validity or legality of any of the transactions contemplated by the Transaction Documents or (D) seeks to impose material conditions upon the ownership or operation of Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents, and neither Party shall have received any written request for postponement of the Closing from any Government Entity;

         (iv) Buyer shall have executed all of the Transaction Documents to which it is a party;

         (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all required consents and approvals for the transactions contemplated herein from the insurance departments of the relevant states, including but not limited to the States of Illinois, Minnesota, Rhode Island and New York;

         (vi) Buyer shall have delivered to a Seller a certificate of the secretary or assistant secretary of the Buyer, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Buyer, authorizing the execution, delivery and performance of the Transaction Documents to which Buyer is a party, as to the status and signature of each of its officers who executed and delivered such Transaction Documents and any other document delivered by it in connection with the consummation of the transactions contemplated by the Transaction Documents, and as to its due organization, existence and good standing;

         (vii) Buyer shall have delivered to a Seller a certificate signed by a senior executive officer of Buyer to the effect that each of the conditions specified above in ss.ss.7(b)(i), (ii), (iii), (iv) and (v) is satisfied in all respects; and

         (viii) all material consents of third parties (other than consents of Government Entities) to the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained.

Seller may waive any condition specified in this ss.7(b) if it executes a writing so stating at or prior to the Closing.

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT AND INDEMNITY

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in ss.ss.3 and 4 shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter, except (i) that the representations and warranties contained in ss.4(h) shall survive the Closing and continue in full force and effect until a period of six (6) months after the expiration of all relevant statutes of limitations (giving effect to any waiver, mitigation or extension thereof), (ii) the representations and warranties contained in ss.3(a)(v), ss.4(c)(i), ss.4(c)(ii)(B) and ss.4(d) shall survive without limitation, and (iii) any claim based on fraud or bad faith may be asserted at any time within one year after the party asserting such claim or claim learns of the same.

     (b) Indemnification Provisions for Benefit of Buyer.

         (i) Subject to the limitations set forth in this ss.8, (A) in the event Seller breaches any of its representations and warranties contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Buyer makes a written claim for indemnification against Seller within such survival period, (B) in the event that any SPPI Transferred Employee makes a claim, subsequent to the Closing Date, against Buyer or any of its Affiliates, related to such SPPI Transferred Employee's transfer from an SPPI Entity to one of the Economy Companies (other than as otherwise covered by this Agreement, including any claim for severance arising from post-Closing events, for which Buyer shall be solely responsible), provided that Buyer makes a written claim for indemnification against Seller, or (C) in the event that there is a claim against Buyer or any of its Affiliates relating to the transfer of the non-SPPI Business from the Economy Companies to an Affiliate of Seller that is not otherwise covered by the Seller Reinsurance Agreement, provided that Buyer makes a written claim for indemnification against Seller, then Seller shall indemnify and hold harmless Buyer (and its respective directors, officers, Affiliates, successors and assigns) (each, a "Buyer Indemnitee") from and against any Adverse Consequences a Buyer Indemnitee shall suffer which arise out of or are related to such breach or claim; provided, however, that Seller shall not have any liability under this ss.8(b) unless a Buyer Indemnitee has suffered Adverse Consequences, by reason of the breach of any representation or warranty of Seller, that in the aggregate are in excess of $12.6 million, and then only to the extent of any such excess; provided, further, however, that Seller shall not have any liability under this ss.8(b) for any individual items where the Adverse Consequences relating thereto are less than $50,000, and such items shall not be aggregated for purposes of the immediately preceding proviso; and provided, further, however, that in any event, the maximum amount for which Seller shall be liable under this ss.8(b) shall not exceed $236,250,000; provided, nevertheless, that the limitations contained in the foregoing three provisos shall not apply to liability by reason of any claim referred to in clause (B) or clause (C) of this subsection (b)(i) or by reason of any breach of the representations or warranties contained in ss.3(a)(v), ss.4(c)(i), ss.4(c)(ii)(B) or ss.4(d). Notwithstanding the foregoing, remedies for breaches of representations and warranties contained in ss.4(h) shall be limited to indemnification under ss.6(e).

         (ii) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Buyer be entitled to indemnification under any representation or warranty of Seller in ss.3(a) and ss.4 of this Agreement for any Adverse Consequences to the extent such Adverse Consequences will, under the terms of the Reserve Agreement, be included in the Final Companies Reserves (as defined in the Reserve Agreement).

     (c) Indemnification Provisions for Benefit of Seller.

         (i) Subject to the limitations set forth in ss.8(c)(ii), in the event Buyer breaches any of its representations or warranties in ss.3(b) above, then Buyer agrees to indemnify and hold harmless Seller and its subsidiaries (and their respective directors, officers, Affiliates, successors and assigns) (each, a "Seller Indemnitee") from and against the entirety of any Adverse Consequences a Seller Indemnitee shall suffer which arise out of or are related to the breach.

         (ii) In the event Buyer breaches any of its representations and warranties contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer shall indemnify and hold harmless any Seller Indemnitee from and against any Adverse Consequences such Seller Indemnitee shall suffer which arise out of or are related to such breach; provided, however, that Buyer shall not have any liability under this ss.8(c) unless such Seller Indemnitee has suffered Adverse Consequences, by reason of the breach of any representation or warranty of Buyer, that in the aggregate are in excess of $12.6 million, and then only to the extent of any such excess; provided, further, however, that Buyer shall not have any liability under this ss.8(c) for any individual items where the Adverse Consequences relating thereto is less than $50,000, and such items shall not be aggregated for purposes of the immediately preceding proviso; and provided, further, however, that in any event, the maximum amount for which Buyer shall be liable under this ss.8(c) shall not exceed $236,250,000; provided, nevertheless, that the limitations contained in the foregoing three provisos shall not apply to liability by reason of any breach of the representations or warranties contained in ss.3(b)(v) or ss.3(b)(vii).

     (d) Matters Involving Third Parties.

         (i) If any third party shall notify a Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this ss.8 except to the extent the Indemnifying Party is actually prejudiced by such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice (who shall also be reasonably satisfactory to the Indemnified Party); provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), unless the judgment or proposed settlement (x) involves only the payment of money damages against which the Indemnified Party is indemnified by the Indemnifying Party, (y) does not impose an injunction or other equitable relief upon the Indemnified Party and (z) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Unless and until an Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate and the Indemnifying Party shall be bound by any final determination with respect to such Third Party Claim prior to such assumption, provided that the Indemnified Party has defended against such Third Party Claim in a reasonable manner; provided, however, that the Indemnified Party may not agree to any settlement without the consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

         (iii) Notwithstanding clause (ii) above, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim will create adverse legal precedent or materially affect the ongoing business operations or ongoing business relationships of the Indemnified Party or its Affiliates, then the Indemnified Party will have the right to conduct the defense of the Third Party Claim with counsel of its choice (who shall be reasonably satisfactory to the Indemnifying Party); provided that the Indemnifying Party shall have the right to monitor the defense of such Third Party Claim and participate in the defense thereof at its own expense. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

         (iv) In no event will an Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably or delayed).

     (e) Mitigation. In the event that a Party suffers damage or loss in respect of which it has or makes a valid claim against the other Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

     (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and expenses in determining Adverse Consequences for purposes of this ss.8. All indemnification payments under this ss.8 shall be deemed adjustments to the Aggregate Purchase Price.

     (g) Exclusive Remedy. The Parties hereby acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims for breach of a representation or warranty contained in this Agreement (except for fraud or bad faith and claims relating to Taxes) against the other Party and its Affiliates shall be pursuant to the indemni fication provisions contained in this ss.8. Notwithstanding the indemnification provisions contained in this ss.8, each Party shall have the right to pursue remedies against the other outside of this ss.8 to enforce covenants, agreements, undertakings and obligations contained in this Agreement.

9.  TERMINATION

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

         (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

         (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event a Seller has breached any material representation, warranty, or covenant contained in this Agreement or any other Transaction Document in any material respect, that would cause a condition to Closing to be incapable of satisfaction, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 28, 2000, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results from Buyer itself breaching its obligations under this Agreement).

         (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement or any Transaction Document in any material respect, that would cause a condition to Closing to be incapable of satisfaction, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 28, 2000, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results from Seller breaching its obligations under this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.9(a) above, all rights and obligations of the Parties hereunder shall become null and void and terminate without any liability of any Party to any other Party; provided, however, that (i) the confidentiality provisions contained in ss.5(d) and ss.6(a), the governing law provisions contained in ss.10(h), the submission to jurisdiction provisions contained in ss.10(i) and the expense provisions contained in ss.10(l) shall survive termination and (ii) nothing herein shall relieve any Party from liability for any direct or indirect, special or consequential damages resulting from any breach of this Agreement.

10.  MISCELLANEOUS

     (a) Press Releases and Public Announcements. Neither Party shall issue any press release or make any written public announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior review and approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to consult with the other Party before making the disclosure and to allow the other Party to review the text of the disclosure before it is made).

     (b) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to confer any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Buyer Disclosure Schedule, Schedules and Exhibits hereto and the other agreements and written understandings referred to herein or otherwise entered into by the Parties on the date hereof) and the Confidentiality Agreement constitute the entire agreement and understanding among the Parties and supersede any prior understandings, agreements, statements of intent or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other, except that Buyer may assign its interest hereunder without the consent of Seller to any wholly owned subsidiary of Buyer;

provided, however, that no such transfer shall operate to release Buyer of any of its obligations under this Agreement or any Transaction Document.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, consents, and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, or other communication hereunder shall be addressed to the intended recipient as set forth below:

            If to Seller:

            The St. Paul Companies, Inc.
            385 Washington Street
            St. Paul, Minnesota 55102
            Attn.: General Counsel

            With a concurrent copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attn.: Donald R. Crawshaw, Esq.

            If to Buyer:

            Metropolitan Property & Casualty Insurance Company
            700 Quaker Lane
            Warwick, Rhode Island 02887
            Attn.: Mr. John Lombardo

            With concurrent copies to:

            Metropolitan Life Insurance Company
            One Madison Avenue
            New York, New York 10010-3690
            Attn: Robert Einstein, Esq.

            Dewey Ballantine LLP

            1301 Avenue of the Americas
            New York, New York 10019
            Attn: James A. FitzPatrick, Jr., Esq.

Any Party may send any notice, request, demand, claim, consent, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, consent, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     (i) SUBMISSION TO JURISDICTION. EACH PARTY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE SOUTHERN DISTRICT OF NEW YORK FOR ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY FURTHER WAIVES ANY OBJECTION TO THE LAYING OF VENUE FOR ANY SUCH SUIT, ACTION, OR PROCEEDING IN SUCH COURTS. EACH PARTY AGREES TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS THAT MAY BE SERVED IN ANY SUIT, ACTION, OR PROCEEDING. EACH PARTY AGREES THAT ANY SERVICE OF PROCESS UPON IT MAILED BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO SUCH PARTY AT THE ADDRESS PROVIDED IN ss.10(G) ABOVE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SS.10(I).

     (j) Amendments and Waivers. No amendment, modification, superseding or waiver of any provision, term, covenant or condition of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller or, in the case of a waiver, by the Party waiving compliance. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     (l) Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

     (m) Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Gender and Number. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. "Hereof", "herein", and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole, and not to any particular section or provision, unless expressly so stated.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                         ST. PAUL FIRE AND MARINE INSURANCE
                                         COMPANY

                                        /s/ Paul J. Liska
                                    By:-------------------
                                  Name: Paul J. Liska
                                 Title: Executive Vice President and
                                         Chief Financial Officer


                                         METROPOLITAN PROPERTY & CASUALTY
                                         INSURANCE COMPANY

                                         /s/ Catherine A. Rein
                                    By:-----------------------
                                  Name:  Catherine A. Rein
                                 Title: President and Chief Executive
                                          Officer

                                                               Exhibit A-1
                                                               -----------


                    SELLER REINSURANCE AND FACILITY AGREEMENT


         This REINSURANCE AND FACILITY AGREEMENT is effective as of _________, 1999 and entered into by ECONOMY FIRE & CASUALTY COMPANY, an Illinois stock property-casualty insurance corporation (the "Company") and ST. PAUL FIRE AND MARINE INSURANCE COMPANY, a Minnesota insurance corporation and the parent of the Company (the "Reinsurer");

         WHEREAS, pursuant to the terms and conditions of a Stock and Asset Purchase Agreement dated as of July 12, 1999 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the "Purchase Agreement"), the Reinsurer has agreed to sell to Metropolitan Property & Casualty Reinsurance Company ("Buyer") all of its SPPI Business (capitalized terms used but not defined herein have the respective meanings assigned thereto in the Purchase Agreement);

         WHEREAS, pursuant to the Purchase Agreement, the Reinsurer has agreed to sell, and Buyer has agreed to purchase, all of the outstanding common stock of the Company, which in turn is the parent of two wholly-owned subsidiaries, Economy Preferred Insurance Company, an Illinois insurance corporation, and Economy Premier Assurance Company, an Illinois insurance corporation;

         WHEREAS, in order to effectuate the foregoing, the Reinsurer has agreed to assume from the Company and to cause the Company to cede to the Reinsurer, all liabilities of the Company under policies other than the SPPI Policies, and the Company has agreed to issue renewals of such policies and to write, at the Reinsurer's request, new policies to the extent contemplated hereby;

         NOW, THEREFORE, in consideration of the mutual covenants and promises and upon the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I - CLASSES OF BUSINESS REINSURED; RETENTION AND LIMIT

A. The Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to assume, quota share reinsurance of one hundred percent (100%) of the Net Liability (as defined in Article I.B) of the Company with respect to all business, other than the Company's SPPI Business, written, reinsured or assumed by the Company or its subsidiaries under policies, contracts and binders of insurance and reinsurance issued prior to the Effective Time, and all renewals for such policies, contracts and binders of insurance and all policies written by the Company or its subsidiaries in connection with such business after the Effective Time at the request of the Reinsurer as contemplated hereby (collectively, the "Non-SPPI Policies").

     The Reinsurer shall assume and be responsible for one hundred percent (100%) of the Net Liability.

B. "Net Liability" as used herein is defined as the Company's gross liability for all losses, liabilities and expenses under the Non-SPPI Policies, net of all reinsurance actually recovered under reinsurance agreements with reinsurers that are not Affiliates of the Reinsurer in effect prior to the Effective Time.

C. The liability of the Reinsurer with respect to each cession hereunder, including the obligation to service and issue the Non-SPPI Policies, shall commence obligatorily and simultaneously with the obligation of the Company undertaken herein, subject to the terms, conditions and limitations hereinafter set forth.

D. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the Reinsurer's intention to fully perform hereunder, in the event that the Reinsurer shall breach or be in default with respect to any of its obligations hereunder, the Company shall remain obligated and liable under the Non-SPPI Policies without diminution as a result of such breach or default.

ARTICLE II - COMMENCEMENT AND DURATION

A. This contract shall become effective at 12:01 A.M. New York time on ___________, 1999 (the "Effective Time").

B. Reinsurance hereunder shall remain in full force and effect until expiration or cancellation of all of the Company's Net Liability.

ARTICLE III - EXCLUSIONS

Reinsurance hereunder shall attach only and solely with respect to the Non-SPPI Policies, and only and solely to the extent described in Article I hereof. No reinsurance shall attach with respect to any other policies, contracts and/or binders of insurance or reinsurance of any kind or type whatsoever issued and/or assumed by the Company, all of which hereby are excluded completely hereunder.

ARTICLE IV - EXTRA CONTRACTUAL OBLIGATIONS

In the event the Company or the Reinsurer is held liable to pay any punitive, exemplary, compensatory or consequential damages because of alleged or actual bad faith or negligence related to the handling of any claim under any Non-SPPI Policy or otherwise in respect of such Non-SPPI Policy, the parties shall be liable for such damages in proportion to their responsibility for the conduct giving rise to the damages. Such determination shall be made by the Company and the Reinsurer, acting jointly and in good faith, and in the event the parties are unable to reach agreement as to such determination, recourse shall be had to
Article XV hereof.

ARTICLE V - TRANSFER OF RESPONSIBILITY; FEES

A. After the Effective Time, the Reinsurer shall assume full responsibility for servicing and other actions relating to the Non-SPPI Policies, including but not limited to all policy changes, policy issuance, premium rate changes, agent commission payments, premium collection, underwriting, claims and loss adjustment functions.

     1. Each party shall use its reasonable efforts to promptly forward to the other party all telephone messages, correspondence and other communications related to any loss or liability as to which such other party has responsibility hereunder.

     2. Commencing at the Effective Time, the Reinsurer is authorized to bill and collect all premiums and other charges related to the Non-SPPI Policies. In the event that either the Company or the Reinsurer shall collect premiums or other charges which belong to the other party hereunder, the collecting party shall remit the premiums and other charges so collected to the appropriate party, together with a report showing the policies to which the premiums and charges relate, on a monthly basis, no later than the thirtieth (30th) day after the close of each calendar month hereunder.

     3. The Company shall deliver to the Reinsurer, on or before the Effective Time, copies in its possession of any and all of its or its subsidiaries' documents, data and information (including but not limited to policy forms, expiration files, customer account records and underwriting, claims and processing materials, and any correspondence or other communications related thereto), whether in written or computer form, which are necessary, appropriate or desirable for the Reinsurer to perform its claims handling and underwriting functions with respect to the Non-SPPI Policies and shall transfer to the Reinsurer title to all such materials in the possession of the Reinsurer. The Company may retain copies of such materials as reasonably necessary. Any such delivery shall be made to the Reinsurer at actual cost to the Company or its subsidiaries. "Actual cost" shall consist of the Company's or such subsidiary's direct and reasonable indirect costs, including any capital, start-up, restructuring, reprogramming or similar costs of the Company and its subsidiaries incremental to the costs associated with maintaining such documents, data and information prior to the Effective Time, as certified in good faith by the Company.

     4. The Company shall not underwrite any applications or renewals occurring on or after the Effective Time, and the Company shall not adjust or pay any claims as to which the Reinsurer has assumed liability hereunder.

     5. The Company shall permit the Reinsurer to place one or more of its employees on-site at the Company, and the Company shall give these employees access to all of the personnel and records of the Company, and necessary support related thereto, to enable the Reinsurer to effect all claims handling, underwriting responsibilities and other insurance-related services with respect to the reinsured business. The Company shall have the right to review the qualifications and experience of Reinsurer's employees prior to providing them with access to the Company's facilities, systems and policy and claim information. The Reinsurer and its employees agree that the employees will have access to the Company's systems, facilities and policy and claim information and are limited to using such systems, facilities and information solely and exclusively for the purposes of underwriting Non-SPPI Policies, adjusting claims for the Non-SPPI Policies, complying with applicable laws, regulations and requirements of governmental authorities and otherwise exercising its rights and fulfilling its obligations hereunder. The Reinsurer and its employees also agree that the employees shall not attempt to gain access to underwriting or claim files for policies other than the Non-SPPI Policies subject to this Agreement. Any information that is not related to the Non-SPPI Policies shall be considered Confidential Information and proprietary and the Reinsurer and its employees agree not to use such information for any purpose and not to disclose the information to any third parties.

B. Subject to Articles I, III and V hereunder, all losses sustained by the Company shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement with notification to the Company on forms mutually acceptable to the parties hereto.

C. The Reinsurer or an affiliate thereof promptly shall make all necessary policy form, rate and rule filings, if any, to enable it or such affiliate to issue new policies and/or policy renewals subsequent to the Effective Time. The Company shall cooperate with and assist the Reinsurer or such affiliate with respect to such filings, including the attendance at meetings between the Reinsurer or such affiliate and state insurance departments upon the request of the Reinsurer or such affiliate. Until such time as the Reinsurer or such affiliate receives the required approvals, the Company agrees to issue renewals for existing Non-SPPI Policies and to issue new Non-SPPI Policies; provided, however, that, after the third anniversary of the Effective Time, the Company shall in no event be required to issue renewals for existing Non-SPPI Policies or issue new Non-SPPI Policies. At such time as the Reinsurer's or such affiliate's filings are approved, the Reinsurer or such affiliate shall convert each of the Non-SPPI Policies from the Company's forms, rates and rules to the Reinsurer's or such affiliate's forms, rates and rules under a process that complies with the statutes and regulations of the state in which the holder of each policy is domiciled.

ARTICLE VI - SALVAGE AND SUBROGATION

A party to this agreement (Reinsurer or the Company) shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the other party, less the actual cost, excluding salaries of officials and employees of the Company or the Reinsurer and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.

ARTICLE VII - ORIGINAL CONDITIONS

A. All reinsurance hereunder shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective Non-SPPI Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company with respect to the Non-SPPI Policies.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer or the Company in favor of any third party or any persons not parties to this contract.

ARTICLE VIII - PREMIUM, CEDING COMMISSION AND ALLOWANCES

A. Subject to the payment to the Company of ceding commissions and allowances and other amounts provided for herein, the Company cedes to the Reinsurer one hundred percent (100%) of all premiums received in respect of the Non-SPPI Policies for periods following the Effective Time. The Company shall deduct from such premiums ceded to the Reinsurer all reinsurance premiums paid by the Company with respect to reinsurance in effect prior to the Effective Time.

B. At the Effective Time, the Company shall transfer to the Reinsurer cash or cash equivalents in an amount equal to one hundred percent (100%) of loss reserves, allocated loss adjustment expense reserves, unallocated loss adjustment expense reserves and unearned premium reserves established by the Company, in accordance with SAP applied on a basis consistent with past practices, as of the Effective Time with respect to the Non-SPPI Policies.

C. No ceding commission shall be paid by the Reinsurer to the Company with respect to Non-SPPI Policies in force as of the Effective Time; provided, however, that the Reinsurer shall pay a ceding commission to the Company for all renewal and new Non-SPPI Policies issued by the Company at the Reinsurer's request after the Effective Time equal to one hundred percent (100%) of all costs and expenses incurred by the Company in issuing, renewing, writing and servicing such policies, including but not limited to, all agents' commissions, state and local premium taxes, guaranty fund premiums and assessments, administrative and overhead charges, direct and indirect servicing fees and expenses and other out-of-pocket costs and expenses. After the end of each month hereunder, the Company shall issue a statement for services rendered to the Reinsurer, containing such information as the Reinsurer may reasonably request, and payment shall be made by the Reinsurer within fifteen (15) days of its receipt of the statement.

ARTICLE IX - REPORTS AND REMITTANCES

A. After the end of each month, the Reinsurer shall report the following for the Non-SPPI Policies as applicable, in a form reasonably acceptable to the
     Company:

     1.  Gross written premium for the month.

     2.  Ceded paid loss for the month.

     3.  Ceded paid loss adjustment expense for the month.

     4.  Unearned premium reserve as of the end of the month.

     5. Outstanding loss and loss adjustment expense reserves as of the end of the month.

     6.  All ceding commissions and expense allowances due and owing under
         Article VIII hereof.

     7. Reinsurance premiums paid by the Company with respect to reinsurance in effect prior to the Effective Time, if any.

     8. Recoveries from reinsurers under reinsurance agreements in effect prior to the Effective Time, if any.

Payment of amounts, if any, due to the Company shall accompany this report. If the report indicates that the Company owes amounts to the Reinsurer, the Company shall pay the amount shown no later than fifteen (15) days after its receipt of the report.

B. The Company and the Reinsurer shall furnish, in a timely manner, one another with such information as they may require to complete their quarterly and annual statutory reports.

ARTICLE X - CREDIT FOR REINSURANCE

If the Company is not permitted, by any jurisdiction in the United States, in the statements required to be filed with its regulatory authority, to receive full credit as admitted reinsurance for the Reinsurer's assumption of liability under this Agreement, the Reinsurer shall promptly provide to the Company, in a form reasonably acceptable to the Company, security sufficient to permit the Company to take full credit for reinsurance under this Agreement.

ARTICLE XI - OFFSET

Provided in each instance that written notice is given in a timely fashion, specifying in detail the basis therefor, (a) the Reinsurer may deduct from any sums it owes to the Company hereunder, any sums it is owed by the Company, pursuant to this Agreement, and (b) the Company may deduct from any sums it owes to the Reinsurer hereunder, any sums it is owed by the Reinsurer, pursuant to this Agreement.

ARTICLE XII - ACCESS TO RECORDS

The Reinsurer, the Company and their designated representatives shall have access during normal business hours to all records in the possession of the other party to this Agreement which pertain in any way to this reinsurance, in a manner so as not to unreasonably interfere with the normal business operations of such party. Subject to the foregoing, the Reinsurer and the Company shall have the right to audit the relevant books and records of the other party pursuant to the auditing party's normal audit procedures. Each party shall, and shall cause its designated representatives to, treat and hold as Confidential Information any information it receives or obtains pursuant to this Article XII.

ARTICLE XIII - ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE XIV - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, subject to responsible provision for verification on the basis of the liability of the Company, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except (1) where this contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or
     (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to such payees.

D. Should the Company or the Reinsurer go into liquidation or should a receiver be appointed, all amounts due either the Company or the Reinsurer whether by reason of premiums, losses, or otherwise under this contract, shall be subject to the right of offset at any time and from time to time, and upon the exercise of the same, only the net balance shall be due.

ARTICLE XV - ARBITRATION

A. In the event of any dispute or difference of opinion hereafter arising with respect to this contract, it is hereby mutually agreed that such dispute or difference of opinion may be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's of London Underwriters. In the event that either party should fail to choose an Arbiter within 15 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 15 days following their appointment, the Umpire shall be chosen by the American Arbitration Association.

B. Each party shall present its case to the Arbiters within 60 days following the date of appointment of the Umpire, unless the parties mutually agree to an extension of time. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

D. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this contract, or, if they cannot agree, in the City of New York but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

E. Arbitration shall not be a condition precedent to any right of action hereunder.

ARTICLE XVI - ASSIGNMENT

Neither the Company nor the Reinsurer may assign any of its rights or obligations under this Agreement without the express written consent of the other; provided, however, that any party may assign any rights, interests or obligations hereunder to any of its Affiliates without the prior written consent of other parties; and provided, further, that in the event of any such assignment the assignor shall remain liable with respect to its obligations hereunder.

ARTICLE XVII - APPLICABLE LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

ARTICLE XVIII - INDEMNIFICATION

Each party hereto shall indemnify, defend and hold the other party harmless from and against all loss, liability and expense arising out of any failure of the indemnifying party to properly perform its obligations under this Agreement.

ARTICLE XIX - EQUITABLE RELIEF

Each party hereto acknowledges that if it or its employees violate the terms of this Agreement, the other party will not have an adequate remedy at law. In the event of such a violation, the other party shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any such violation and to compel specific performance of the provisions of this Agreement. The seeking or obtaining of such injunctive relief shall not foreclose or limit in any way relief against either party hereto for any monetary damage arising out of such violation.

ARTICLE XX - NOTICES

All notices, requests, demands, claims, consents, and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, or other communication hereunder shall be addressed to the intended recipient as set forth below:

If to the Company:

     Metropolitan Property & Casualty Insurance Company
     700 Quaker Lane
     Warwick, Rhode Island  02887
     Attn.:  Mr. John Lombardo

     With concurrent copies to:

     Metropolitan Life Insurance Company
     One Madison Avenue
     New York, New York  10010-3690
     Attn.: Robert Einstein, Esq.

     Dewey Ballantine LLP
     1301 Avenue of the Americas
     New York, New York  10019
     Attn.:  James A. FitzPatrick, Jr., Esq.

     If to the Reinsurer:

     St.  Paul Fire and Marine Insurance Company
     c/o The St. Paul Companies, Inc.
     385 Washington Street
     St. Paul, Minnesota 55102
     Attn.:  General Counsel

     With a concurrent copy to:

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attn.:  Donald R. Crawshaw, Esq.

Any party hereto may send any notice, request, demand, claim, consent, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, consent, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                     ST. PAUL FIRE AND MARINE INSURANCE COMPANY


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                     ECONOMY FIRE & CASUALTY COMPANY


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:

                         LIST OF OMITTED EXHIBITS*

Exhibit No.          Description
-----------         -------------

1. Form of Seller Reinsurance and Facility Agreement (Exhibit A-1 to Purchase Agreement)

2. Form of Seller Bill of Sale and Assignment (SPPI Assets) (Exhibit B-1 to Purchase Agreement)

3. Form of Buyer Bill of Sale and Assignment (Non-SPPI Assets) (Exhibit B-2 to Purchase Agreement)

4. Form of Assumption of Liabilities agreement (Transferred Liabilities) (Exhibit C to Purchase Agreement)

5.   Form of Commutation Agreement (Exhibit D to Purchase Agreement)

6.   Form of Master Services Agreement (Exhibit E-1 to Purchase Agreement)

7.   Form of Buyer Services Agreement (Exhibit E-2 to Purchase Agreement)

8.   Form of Reserve Agreement (Exhibit F to Purchase Agreement)

9.   Specified Employees (Exhibit G to Purchase Agreement)

10.  Valuation Firms (Exhibit H to Purchase Agreement)

11.  Forms of agency agreements (Exhibit I to Purchase Agreement)

12.  SPPI Entities (Schedule I to Purchase Agreement)

13.  Buyer Disclosure Schedule to Purchase Agreement

14.  Seller Disclosure Schedule to Purchase Agreement


* The forms of agreement and schedules listed herein either are immaterial or their contents are already disclosed in the exhibits being filed herewith, and therefore, pursuant to paragraph (b)(2) of Regulation S-K, are being listed herein, but not filed as exhibits to this Form 10-Q. The St. Paul will furnish supplementally a copy of any omitted schedules and exhibits to the Commission upon request.